Exhibit 2.7

AMENDED AND RESTATED

ARRANGEMENT AGREEMENT

AMONG:

MARATHON OIL CORPORATION

— AND —

1339971 ALBERTA LTD.

— AND —

WESTERN OIL SANDS INC.

— AND —

WESTERNZAGROS RESOURCES INC.

July 30, 2007

ARTICLE 6	AGREEMENT AS TO DAMAGES AND OTHER ARRANGEMENTS	44
6.1	Purchaser Damages	44
6.2	Liquidated Damages	44
ARTICLE 7	AMENDMENT	44
7.1	Amendment	44
ARTICLE 8	TERMINATION	44
8.1	Termination	44
ARTICLE 9	NOTICES	47
9.1	Notices	47
ARTICLE 10	GENERAL	48
10.1	Binding Effect	48
10.2	Assignment	48
10.3	Public Communications	48
10.4	Costs	48
10.5	Severability	48
10.6	Further Assurances	48
10.7	Time of Essence	49
10.8	Governing Law	49
10.9	Waiver	49
10.10	Third Party Beneficiaries	49
10.11	Counterparts	49

SCHEDULE “A” — Plan of Arrangement

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is dated as of the 30th day of July, 2007, as amended and restated September 14, 2007,

AMONG:
MARATHON OIL CORPORATION, a corporation existing under the laws of Delaware (hereinafter referred to as “Marathon” or “Purchaser”)
AND:
1339971 ALBERTA LTD., a corporation existing under the laws of the Province of Alberta (hereinafter referred to as “AcquisitionCo”)
AND:
WESTERN OIL SANDS INC., a corporation existing under the laws of the Province of Alberta (hereinafter referred to as “Western”)
AND:
WESTERNZAGROS RESOURCES INC., a corporation existing under the laws of the Province of Alberta (hereinafter referred to as “WesternZagros”)

WHEREAS:

A. AcquisitionCo wishes to acquire all of the issued and outstanding shares of Western;

B. AcquisitionCo is an indirect subsidiary of Purchaser;

C. Purchaser, AcquisitionCo, Western and WesternZagros wish to propose an arrangement involving, among other things, the acquisition by AcquisitionCo of all of the issued and outstanding shares of Western and the distribution of shares of WesternZagros to the shareholders of Western;

D. the Parties intend to carry out the transactions contemplated herein by way of an arrangement under the provisions of the Business Corporations Act (Alberta); and

E. the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such arrangement.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto do hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, the following defined terms have the meanings hereinafter set forth:

(a)	“ABCA” means the Business Corporations Act, R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

(b)	“Acquisition Proposal” means any written proposal or offer made to Western or the Western Shareholders (including any takeover bid initiated by advertisement or circular) relating to: (i) any merger, amalgamation, take-over bid, tender offer, arrangement, share exchange, dissolution, liquidation, recapitalization or other business combination involving any purchase by a single Person (other than AcquisitionCo, Marathon or any of their subsidiaries) or combination of Persons (other than AcquisitionCo, Marathon or any of their subsidiaries) of Western Common Shares that, if consummated, would result in any Person (other than AcquisitionCo, Marathon or any of their subsidiaries) beneficially owning more than 20% of the voting rights attached to the Western Common Shares, or any liquidation or winding-up in respect of Western or any material Western subsidiary (other than WesternZagros); (ii) any purchase or sale of Western or its subsidiaries (other than WesternZagros) or any assets, where such assets represent more than 20% of the fair market value of the consolidated assets of Western or contribute more than 20% of the revenues of Western (on a consolidated basis) (or other arrangement having the same economic effect as a purchase or sale of assets); (iii) any sale or acquisition of 20% or more of the Western Common Shares or rights or interests therein or thereto; or (iv) any similar business combination or transaction, of or involving Western and/or any subsidiary of Western (other than WesternZagros), that if consummated, would result in any Person (other than AcquisitionCo, Marathon or any of their subsidiaries) beneficially owning more than 20% of the voting rights attached to the Western Common Shares;

(c)	“AcquisitionCo” means 1339971 Alberta Ltd., an indirect subsidiary of the Purchaser incorporated under the ABCA for purposes of completing the Arrangement;

(d)	“AcquisitionCo Board of Directors” means the board of directors of AcquisitionCo, as it may be comprised from time to time;

(e)	“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this arrangement agreement (including the schedules hereto) as supplemented, modified or amended, and not to any particular article, section, schedule or other portion hereof;

(f)	“Applicable Canadian Securities Laws” means, collectively, and as the context may require, the applicable securities legislation of each of the provinces and territories of Canada, and the rules, regulations, instruments, orders and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Effective Date;

(g)	“Applicable Laws”, in the context that refers to one or more Persons, means the Laws that apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(h)	“Arrangement” means the arrangement under the provisions of Section 193 of the ABCA, on the terms and conditions set forth in the Plan of Arrangement as supplemented, modified or amended;

(i)	“Arrangement Resolution” means the special resolution to be attached as Appendix A to the Information Circular in respect to the Arrangement;

(j)	“Articles of Arrangement” means the articles of arrangement to be prepared by Western, with the cooperation, consultation and prior approval of Marathon, acting reasonably, as provided for herein, in respect of the Arrangement required under Subsection 193(10) of the ABCA to be sent to the Registrar after the Final Order has been granted, giving effect to the Arrangement;

(k)	“Business Day” means a day other than a Saturday, Sunday or other day when banks in the City of Calgary, Alberta or the City of Houston, Texas are not generally open for business;

(l)	“Certificate” means the certificate or other confirmation of filing to be issued by the Registrar pursuant to Subsection 193(11) of the ABCA giving effect to the Arrangement;

(m)	“Closing Time” shall be 1:00 p.m. (Calgary time) on the Effective Date, or such other time on the Effective Date as is agreed to by Purchaser and Western;

(n)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(o)	“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, as amended;

(p)	“Confidential Information” has the meaning ascribed thereto in Section 3.5(j);

(q)	“Confidentiality Agreement” means the confidentiality agreement dated November 8, 2006 between Western and Marathon Petroleum Company LLC entered into in connection with the transaction contemplated herein;

(r)	“Continuing Employees” has the meaning ascribed thereto in Section 2.6(b);

(s)	“Contract” means, with respect to a Party, a contract, lease, instrument, note, bond, debenture, mortgage, agreement, arrangement or understanding, written or oral, to which such Party, or any of its subsidiaries, is a Party or under which such Party or any of its subsidiaries is bound, has unfulfilled obligations or contingent liabilities or is owed unfulfilled obligations, whether known or unknown, and whether asserted or not;

(t)	“Court” means the Court of Queen’s Bench of Alberta;

(u)	“Disclosed Personal Information” has the meaning ascribed thereto in Section 4.4(b);

(v)	“Disclosure Letter” means the disclosure letter dated as of the date hereof from Western to Purchaser as amended, supplemented or otherwise agreed to between Western and Purchaser prior to the Effective Time;

(w)	“Dissent Rights” means the rights of dissent granted in favour of registered Western Shareholders in respect of the Arrangement as described in the Plan of Arrangement;

(x)	“Effective Date” means the date the Arrangement becomes effective under the ABCA, provided that such date shall not be later than the Outside Date, unless otherwise agreed to by Purchaser and Western;

(y)	“Effective Time” means the time at which Articles of Arrangement are filed with the Registrar on the Effective Date;

(z)

“Employee Obligations” means any obligations or liabilities of Western to pay any amount to or on behalf of its officers, directors, consultants or employees, other than for salary, accrued bonuses for 2007, vacation pay and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and, without limiting the generality of the foregoing, Employee Obligations shall include the obligations of Western to officers or employees: (i) for severance or termination payments on the change of control of Western pursuant to Western’s severance policies and any involuntary severance, termination and employment offer agreements, including payments associated with Code Sections 280G and 4999 which define excise taxes associated with a change of control for United States taxpayers; (ii) for retention bonus payments pursuant to any retention bonus program or executive employment agreement; (iii) for payments with respect to any options, share appreciation rights, participating performance units, deferred share units or similar plans; and (iv) payments with respect to Western’s Supplemental Employee Retirement Plan and its registered pension plan;

(aa)	“Encumbrances” means, in the case of property or an asset, all mortgages, pledges, charges, liens, debentures, hypothecs, trust deeds, outstanding demands, burdens, capital leases, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in, or against title to, such property or asset, or any part thereof or interest therein, and any agreements, leases, options, easements, rights of way, restrictions, executions or other charges or encumbrances (including notices or other registrations in respect of any of the foregoing) against title to any of the property or asset, or any part thereof or interest therein;

(bb)	“Environmental Laws” means, with respect to any Person or its business, activities, property, assets or undertaking, all federal, provincial, territorial, state, municipal, local or foreign Laws of any Governmental Authority or of any court, tribunal or other similar body, relating to environmental or health and safety matters in the jurisdictions applicable to such Person or its business, activities, property, assets or undertaking, including, without limitation, legislation governing the use and storage of Hazardous Substances;

(cc)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder;

(dd)	“Exchange Trust Agreement” means the agreement to be entered into between the Purchaser, AcquisitionCo and the Depositary as trustee prior to the Effective Time;

(ee)	“Exchangeable Shares” means the exchangeable shares in the capital of AcquisitionCo, the principal terms of which are set out in Appendix A to the Plan of Arrangement;

(ff)	“Final Order” means the order of the Court approving the Arrangement to be applied for by Western following the Western Meeting and to be granted pursuant to Subsection 193(9) of the ABCA in respect of the Western Shareholders, Western and WesternZagros, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(gg)	“Form S-3” has the meaning ascribed thereto in Section 2.4(b);

(hh)	“GAAP” has the meaning ascribed thereto in Section 1.7;

(ii)	“GLJ” has the meaning ascribed thereto in Section 4.2(t);

(jj)	“GLJ Report” has the meaning ascribed thereto in Section 4.2(l);

(kk)	“Governmental Authority” means any multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, any subdivision, agent, commission, board or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(ll)	“Governmental Authorization” has the meaning ascribed thereto in Section 4.1(l);

(mm)	“Hazardous Substances” means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Laws;

(nn)	“Information Circular” means the management information circular and proxy statement of Western, together with all appendices thereto to be mailed or otherwise distributed by Western to the Western Shareholders or such other securityholders of Western as may be required pursuant to the Interim Order in connection with the Western Meeting;

(oo)	“Interests” has the meaning ascribed thereto in Section 4.2(s);

(pp)	“Interim Order” means an interim order of the Court concerning the Arrangement under Subsection 193(4) of the ABCA in respect of the Western Shareholders, Western and WesternZagros, containing declarations and directions with respect to the Arrangement and the holding of the Western Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(qq)	“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended;

(rr)	“ITA” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp.), as amended, including the regulations promulgated thereunder, as amended from time to time;

(ss)	“Laws” means all laws, statutes, regulations, by-laws, statutory rules, orders, ordinances, protocols, codes, guidelines, notices, directions (including all Applicable Canadian Securities Laws and U.S. Securities Laws), and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Authority, statutory body or self-regulatory authority (including the TSX and NYSE);

(tt)	“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, Contract, permit, license or other undertaking and as a result of any act or omission;

(uu)	“Mailing Date” has the meaning ascribed thereto in Section 3.4(f);

(vv)	“Material Adverse Change” or “Material Adverse Effect” means, with respect to either Western or Marathon, as the case may be, any matter or action that has an effect or change that is, or would reasonably be expected to be, material and adverse to the business, operations, assets, capitalization, financial condition or prospects of such Party and its subsidiaries, taken as a whole, other than any matter, action, effect or change relating to or resulting from: (i) general economic, financial, currency exchange, securities or commodity prices in Canada, the United States or elsewhere; (ii) conditions affecting the oil and gas exploration, exploitation, development and production industry as a whole, and not specifically relating to any Party and/or its subsidiaries, including changes in Laws; (iii) any decline in crude oil or natural gas prices on a current or forward basis; (iv) any matter which has been publicly disclosed or has been communicated in writing, in the case of Marathon, to Western, and in the case of Western or WesternZagros, to Marathon, as of the date of this Agreement; or (v) any changes arising from matters consented to or approved in writing by Western, in the case of changes relating to Marathon, or by Marathon in the case of changes relating to Western or WesternZagros, as applicable;

(ww)	“NYSE” means the New York Stock Exchange;

(xx)	“Other Party” means, with respect to the applicable Purchaser Party(ies), the applicable Western Party(ies) and, with respect to the applicable Western Party(ies), the applicable Purchaser Party(ies);

(yy)	“Outside Date” has the meaning ascribed thereto in Section 3.4(f);

(zz)	“Parties” means, collectively, the parties to this Agreement, and “Party” means any one of them, or where implied by the context, means the Purchaser Parties or the Western Parties, as the case may be;

(aaa)	“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

(bbb)	“Plan of Arrangement” means the plan of arrangement substantially in the form set out in Schedule A hereto as amended or supplemented from time to time in accordance with the terms thereof and hereof;

(ccc)	“Publicly Disclosed by Purchaser” means disclosed by Purchaser in a public filing made by it with the SEC from January 1, 2006 to and including the date hereof;

(ddd)	“Public Record” means all information filed by or on behalf of Western or Purchaser, as the case may be, with the Securities Authorities, in compliance, or intended compliance, with any Laws;

(eee)	“Purchase Funds” means the aggregate cash amount required to purchase the Western Common Shares pursuant to the terms of the Arrangement;

(fff)	“Purchaser Balance Sheet” has the meaning ascribed thereto in Section 4.1(t)(i);

(ggg)	“Purchaser Board of Directors” means the board of directors of Purchaser, as it may be comprised from time to time, including any duly constituted and acting committee thereof;

(hhh)	“Purchaser Damages Event” has the meaning ascribed thereto in Section 6.1;

(iii)	“Purchaser Financial Statements” means, collectively, the audited consolidated financial statements of Purchaser as at and for the fiscal year ended December 31, 2006, together with the notes thereto and the auditors’ report thereon and the unaudited consolidated financial statements of Purchaser as at and for the three months ended March 31, 2007, together with the notes thereto;

(jjj)	“Purchaser Information” means the information included in the Information Circular describing the Purchaser Parties and the business, operations and affairs of the Purchaser Parties;

(kkk)	“Purchaser Parties” means, collectively and taken as a whole, Purchaser and AcquisitionCo and “Purchaser Party” means either of them;

(lll)	“Purchaser Shares” means the common shares in the capital of Purchaser;

(mmm)	“Purchaser Termination Fee” has the meaning ascribed thereto in Section 6.1;

(nnn)	“Registrar” means the Registrar of Corporations or the Deputy Registrar of Corporations appointed pursuant to Section 263 of the ABCA;

(ooo)	“SEC” means the United States Securities and Exchange Commission;

(ppp)	“Securities Act” means the Securities Act, R.S.A. 2000, c. S-4, as amended;

(qqq)	“Securities Authorities” means, collectively, the securities commissions or similar securities regulatory authorities in each of the Provinces or Territories of Canada and the SEC in the United States;

(rrr)	“subsidiary” has the meaning ascribed thereto in the Securities Act (and shall include all trusts or partnerships directly or indirectly owned by Western or Purchaser, as the case may be);

(sss)

“Superior Proposal” means an unsolicited, bona fide Acquisition Proposal made after the date hereof that: (i) involves the purchase or acquisition of or offer by such Person to purchase all of the outstanding Western Common Shares or all or substantially all of the assets of Western and its subsidiaries; (ii) that is made available to all or substantially all Western Shareholders and offers or makes available substantially equivalent consideration in form and amount per Western Common Share to be purchased or otherwise acquired; (iii) that is not subject to a due diligence and/or access condition that would allow access to the books, records or personnel of Western or its subsidiaries beyond 5:00 p.m. (Mountain time) on the tenth Business Day after which access is first afforded to the Person making the Acquisition Proposal (provided that the foregoing shall not restrict the ability of such third party to continue to review information provided to it by Western during such ten Business Day period or thereafter); (iv) is reasonably likely to be completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal; (v) in respect of which any required financing to complete such Acquisition Proposal has been obtained or is reasonably likely to be obtained; and (vi) in respect of which the Western Board of Directors determines in good faith (after consultation with its financial advisors and outside counsel) would, if consummated in accordance with its terms (but not disregarding any risk of non- completion), result in a transaction more favourable to the Western Shareholders from a financial point of view than the transactions contemplated by this Agreement, provided that no Acquisition Proposal shall be a Superior Proposal if the Person making such Acquisition Proposal is in default of any standstill obligation with Western;

(ttt)	“Support Agreement” means an agreement to be entered into by, among others, Purchaser and AcquisitionCo;

(uuu)	“Tax” or “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Taxing Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, employment insurance premiums, unemployment insurance, social insurance taxes, Canada Pension Plan contributions, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Western or Purchaser, as applicable (or any of their respective subsidiaries), as the case may be, is required to pay, withhold, remit or collect;

(vvv)	“Tax Returns” shall mean all reports, estimates, elections, designations, forms, declarations of estimated tax, information statements and returns relating to, or required to be supplied to any Taxing Authority in connection with, any Taxes (including any attached Schedules);

(www)	“Taxing Authority” shall mean any Governmental Authority responsible for the imposition of any Tax (domestic or foreign);

(xxx)	“Third Party Approvals” has the meaning ascribed thereto in Section 5.1(g);

(yyy)	“Third Party Beneficiaries” has the meaning ascribed thereto in Section 10.10;

(zzz)	“TSX” means the Toronto Stock Exchange;

(aaaa)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(bbbb)	“U.S. GAAP” has the meaning ascribed thereto in Section 1.7;

(cccc)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules, regulations and orders promulgated thereunder;

(dddd)	“U.S. Securities Laws” means the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time;

(eeee)	“Western” means Western Oil Sands Inc., a corporation incorporated under the ABCA;

(ffff)	“Western Balance Sheet” has the meaning ascribed thereto in Section 4.2(w)(i);

(gggg)	“Western Board of Directors” means the board of directors of Western as it may be comprised from time to time;

(hhhh)	“Western Budget” has the meaning ascribed thereto in Section 3.3(g);

(iiii)	“Western Common Shares” means the common shares in the capital of Western;

(jjjj)	“Western DSU Plan” has the meaning ascribed thereto in Section 2.6(d);

(kkkk)	“Western DSUs” has the meaning ascribed thereto in Section 2.6(d);

(llll)	“Western Financial Statements” means, collectively, the audited consolidated financial statements of Western as at and for the fiscal year ended December 31, 2006, together with the notes thereto and the auditors’ report thereon and the unaudited consolidated financial statements of Western as at and for the six months ended June 30, 2007, together with the notes thereto;

(mmmm)	“Western Group” has the meaning ascribed thereto in Section 4.2(c);

(nnnn)	“Western Information” means the information included in the Information Circular describing the Western Parties and the business, operations and affairs of the Western Parties;

(oooo)	“Western Meeting” means the special meeting of Western Shareholders to be held to consider the Arrangement Resolution and related matters, and any adjournment thereof;

(pppp)	“Western Option Plan” has the meaning ascribed thereto in Section 2.6(c);

(qqqq)	“Western Options” has the meaning ascribed thereto in Section 2.6(c)(i);

(rrrr)	“Western Parties” means, collectively and taken as a whole, Western and WesternZagros, and “Western Party” means either of them;

(ssss)	“Western Plans” has the meaning ascribed thereto in Section 4.2(x);

(tttt)	“Western PSU Plan” has the meaning ascribed thereto in Section 2.6(c);

(uuuu)	“Western PSUs” has the meaning ascribed thereto in Section 2.6(c)(i);

(vvvv)	“Western Shareholders” means holders of Western Common Shares;

(wwww)	“Western Shareholder Rights Plan” means the shareholder rights plan of Western;

(xxxx)	“WesternZagros” means WesternZagros Resources Inc., a corporation incorporated under the ABCA;

(yyyy)	“WesternZagros Board of Directors” means the board of directors of WesternZagros as it may be comprised from time to time;

(zzzz)	“WesternZagros Shares” means the common shares in the capital of WesternZagros; and

(aaaaa)	“WesternZagros Information” means the information included in the Information Circular describing WesternZagros and the business, operations and affairs of WesternZagros.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections and subsections is for convenience of reference only and does not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including Schedule A hereto) and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number and Gender

Words importing the singular number include the plural and vice versa, and words importing the use of any gender include all genders.

1.4	Date for Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day and a business day in the place where an action is required to be taken, such action is required to be taken on the next succeeding day which is a Business Day and a business day, as applicable, in such place.

1.5	Entire Agreement

(a)	This Agreement, the Confidentiality Agreement and the Disclosure Letter constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof.

(b)	This Agreement has been amended and restated effective September 14, 2007. Notwithstanding such restatement, this Agreement shall be dated as of July 30, 2007 and references to time herein shall be considered to speak as of July 30, 2007 except where the context otherwise requires.

1.6	Currency

All sums of money that are referred to in this Agreement are expressed in lawful money of Canada.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian generally accepted accounting principles (“GAAP”) and all determinations of an accounting nature are required to be made shall be made in a manner consistent with GAAP.

References in this Agreement to “U.S. GAAP” shall mean generally accepted accounting principles as in effect in the United States.

1.8	Disclosure in Writing

Reference to disclosure in writing herein shall, in the case of disclosure to Purchaser, include disclosure in writing to Purchaser or its representatives or, in the case of disclosure to Western, include disclosure in writing to Western or its representatives.

1.9	Interpretation Not Affected by Party Drafting

The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

1.10	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Western or Marathon, as applicable, it refers to the actual knowledge of James Houck, David Dyck, Joanne Alexander, Steve Reynish, Simon Hatfield and Jack Jenkins in respect of Western, and Clarence P. Cazalot, Janet F. Clark, Daniel J. Sullenbarger, James F. Meara and William F. Schwind, Jr. in respect of Marathon, in each case after reasonable inquiry.

1.11	Schedule

The following schedule attached hereto is incorporated into and forms an integral part of this Agreement:

A — Plan of Arrangement

ARTICLE 2

THE ARRANGEMENT

2.1	Plan of Arrangement

As soon as is reasonably practicable, Western will forthwith file, proceed with and diligently prosecute an application for an Interim Order providing for, among other things, the calling and holding of the Western Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement Resolution and the other matters to be considered at the Western Meeting. Provided all necessary approvals for the Arrangement Resolution are obtained from the Western Shareholders, Western shall submit the Arrangement to the Court and apply for the Final Order. Upon issuance of the Final Order and subject to the conditions precedent in Article 5, Western and WesternZagros shall forthwith proceed to file the Articles of Arrangement and such other documents as may be required to give effect to the Arrangement with the Registrar pursuant to Subsection 193(10) of the ABCA, whereupon the transactions comprising the Arrangement shall occur and shall be deemed to have occurred in the order set out therein without any further act or formality.

2.2	Interim Order

The Interim Order shall provide that:

(a)	the securities of Western for which holders shall be entitled to vote on the Arrangement Resolution shall be the Western Common Shares;

(b)	the Western Shareholders shall be entitled to vote on the Arrangement Resolution with each Western Shareholder being entitled to one vote for each Western Common Share held by such holder; and

(c)	the requisite majority for the approval of the Arrangement Resolution shall be two thirds of the votes cast by the Western Shareholders present in person or by proxy at the Western Meeting.

2.3	Information Circular and the Western Meeting

As promptly as practical following the execution of this Agreement, and in compliance with the Interim Order and Applicable Laws (including Applicable Canadian Securities Laws):

(a)	Purchaser shall prepare the Purchaser Information for inclusion in the Information Circular and provide the Purchaser Information to Western in a timely and expeditious manner;

(b)	Western shall prepare the Information Circular and Western shall ensure that the Information Circular provides Western Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, in all cases ensuring compliance in all material respects with all Applicable Laws on the date of issue thereof;

(c)	Western shall convene the Western Meeting; and

(d)	Western shall cause the Information Circular to be mailed to the Western Shareholders and such other securityholders of Western or other third parties as may be required pursuant to the Interim Order, and filed with applicable regulatory authorities and other Governmental Authorities in all jurisdictions where the same are required to be mailed and filed.

2.4	Securities Law Compliance

(a)	Purchaser shall use reasonable efforts to obtain all orders, if any, required from the applicable Canadian Securities Authorities to permit the issuance and first resale of (i) the Exchangeable Shares and Purchaser Shares issued pursuant to the Arrangement and (ii) the Purchaser Shares issued upon exchange of the Exchangeable Shares from time to time, in each case without qualification with or approval of or the filing of any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Authority under any Applicable Laws or pursuant to the rules and regulations of any Governmental Authority administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a “control person” of Purchaser or Western for purposes of Canadian federal, provincial or territorial securities Laws); and

(b)	Purchaser shall prepare and file a registration statement on Form S-3 (or other applicable form) (the “Form S-3”), in order to register under the U.S. Securities Act the issuance of the Purchaser Shares to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares. Purchaser shall use reasonable efforts to cause the Form S-3 to become effective under the U.S. Securities Act by the Effective Time and to maintain such effectiveness for the period that the Exchangeable Shares remain outstanding. If Purchaser is a “well-known seasoned issuer” as defined in Rule 405 under the U.S. Securities Act and eligible to use an automatic shelf registration statement as defined in Rule 405 for purposes of registering the issuance of Purchaser Shares upon exchange of the Exchangeable Shares, then Purchaser shall file an automatic shelf registration statement on or before the Effective Date and shall use reasonable efforts to maintain the effectiveness for the period during which the Exchangeable Shares are outstanding.

2.5	Preparation of Filings

(a)	Purchaser and Western shall cooperate in:

(i)	the preparation of any application for the orders and the preparation of any required registration statements and any other documents reasonably deemed by Purchaser or Western to be necessary to discharge their respective obligations under Canadian and United States federal, provincial, territorial and state securities Laws in connection with the Arrangement and the other transactions contemplated hereby;

(ii)	the taking of all such action as may be required under any applicable Canadian and United States federal, provincial, territorial or state securities Laws (including “blue sky laws”) in connection with the issuance of the Exchangeable Shares and the Purchaser Shares in connection with the Arrangement; provided, however, that with respect to the United States “blue sky” and Canadian provincial qualifications neither Purchaser nor Western shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer of the Exchangeable Shares and the Purchaser Shares in connection with the Arrangement; and

(iii)	the taking of all such action as may be required under the ABCA, Applicable Canadian Securities Laws, the U.S. Securities Act and the Exchange Act in connection with the transactions contemplated by this Agreement and the Plan of Arrangement; and

(b)

Each of Purchaser and Western shall promptly furnish to the other all information concerning it and its securityholders as may be required for the effectuation of the actions described in Sections 2.1 and 2.4 and the foregoing provisions of this Section 2.5, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

2.6	Employees

(a)	Western shall arrange for the termination or resignation of, and use its reasonable commercial efforts to obtain releases in a form acceptable to Western and Purchaser, each acting reasonably, from those Western directors, officers and employees as may be determined by Purchaser prior to the Effective Date, without payment or accrual for payment of any severance costs except as set forth in the Disclosure Letter or as may be agreed upon by Purchaser in writing;

(b)	Purchaser agrees that, prior to the Effective Date, it will interview such Western employees and consultants with a view to determining which individuals it wishes to extend an offer of continued employment or provision of services (the “Continuing Employees”);

(c)	The Parties acknowledge that the Arrangement will result in a “change of control” for purposes of the Western share option plan and the agreements thereunder (the “Western Option Plan”) and the Western performance share unit plan and the agreements thereunder (the “Western PSU Plan”) and Western executive and employee (if applicable) employment and “change of control” agreements and that all awards pursuant to the Western Option Plan and Western PSU Plan will be accelerated thereunder and, in that regard:

(i)	Purchaser acknowledges that upon approval of the Arrangement by the Western Shareholders, all outstanding options (“Western Options”) granted pursuant to the Western Option Plan and all performance share units (“Western PSUs”) granted pursuant to the Western PSU Plan shall be vested and shall be exercised, terminated or surrendered such that no options to purchase or receive Western Common Shares remain outstanding as at the Effective Date; and

(ii)	Purchaser acknowledges that pursuant to the Western Option Plan, a holder of Western Options (the “Optionee”) may, prior to the Effective Time, elect to exercise all of the Western Options held by the Optionee, whether previously vested or unvested, upon payment to Western of the exercise price therefor and receive Western Common Shares in respect of the number of Western Options so exercised pursuant to the terms of the Western Option Plan. Purchaser acknowledges that Western may provide financing to the Optionees to facilitate the exercise of Western Options prior to the Effective Date on terms, conditions and documentation satisfactory to Purchaser, acting reasonably, provided that Western will retain a security interest in any such shares and any proceeds therefrom (including any proceeds received pursuant to the Arrangement) until such financing is repaid;

(d)	Western shall use its reasonable commercial efforts to cause all Western Common Shares issued upon the exercise of Western Options or payment of Western PSUs or Western deferred share units (“Western DSUs”) granted pursuant to the Western deferred share unit plan (“Western DSU Plan”) on or prior to the record date for the Western Meeting to be voted in favour of the Arrangement Resolution by those persons who continue to hold such Western Common Shares as of the Record Date;

(e)	Purchaser agrees that, prior to the Effective Time, the Western Board of Directors shall cause Western’s contributions to the registered pension plan of Western to vest;

(f)	The Employee Obligations of Western shall not exceed the amount set forth in the Disclosure Letter; and

(g)	Western acknowledges that prior to giving effect to any of the foregoing matters provided for in this Section 2.6, it shall cooperate and consult with Marathon in respect thereof.

2.7	WesternZagros and Completion of Transactions

Western, as the sole shareholder of WesternZagros, covenants and agrees to cause WesternZagros to take all steps, to do and perform all such acts and things and to execute and deliver all such agreements, documents and other instruments as are reasonably necessary or desirable to effect and complete the transactions contemplated herein and in the Plan of Arrangement in accordance with the terms and conditions hereof and thereof and any and all covenants and agreements of Western contained herein and in the Plan of Arrangement shall, to the extent that they are required to be performed by WesternZagros, be and be deemed to be covenants and agreements of both Western and WesternZagros.

2.8	Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date.

2.9	Recommendation of Western Board of Directors

The Western Board of Directors has unanimously determined that the Arrangement is in the best interests of Western and the Western Shareholders, and has, based upon, among other things, the opinions of Western’s financial advisors, unanimously determined that the consideration in respect of the Arrangement is fair, from a financial point of view, to Western Shareholders, unanimously approved the Arrangement and the entering into of the Arrangement Agreement and has resolved unanimously to recommend Western Shareholders vote in favour of the Arrangement. Notice of such approvals, determinations and resolution shall, subject to the terms hereof, be included, along with the written fairness opinions of Western’s financial advisors, confirming the aforementioned opinions of such financial advisors, in the Information Circular.

2.10	Dissenting Shareholders

Registered Western Shareholders entitled to vote at the Western Meeting may exercise Dissent Rights with respect to their Western Common Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement. Western shall give Purchaser prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by Western and provide Purchaser with copies of such notices and written objections.

2.11	Disclosure Letter

Notwithstanding anything in the Disclosure Letter to the contrary, all disclosures in the Disclosure Letter must reference a particular Section in this Agreement in order to be deemed to relate to or modify such Section of this Agreement. The inclusion of any item in the Disclosure Letter shall not be construed as an admission by Western of the materiality of such item.

2.12	Tax Withholdings

Purchaser and AcquisitionCo shall be entitled to deduct and withhold from any consideration otherwise payable to any Western Shareholder and, for greater certainty, from any amount payable to a Dissenting Shareholder, as the case may be, under the Plan of Arrangement such amounts as Purchaser or AcquisitionCo are required or reasonably believed to be required to deduct and withhold from such consideration in accordance with applicable Tax Laws. Any such amounts will be deducted and withheld from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes as having been paid to the Western Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Taxing Authority.

2.13	Marathon Guarantee

Marathon hereby unconditionally and irrevocably guarantees the due and punctual performance by AcquisitionCo of each and every covenant and obligation of AcquisitionCo arising under the Arrangement, including, without limitation, the due and punctual payment of the Purchase Funds, Exchangeable Shares and Purchaser Shares pursuant to the Arrangement. Marathon hereby agrees that Western shall not have to proceed first against AcquisitionCo before exercising its rights under this guarantee against Marathon.

2.14	Western Guarantee

Western hereby unconditionally and irrevocably guarantees the due and punctual performance by WesternZagros of each and every covenant and obligation of WesternZagros arising under the Arrangement. Western hereby agrees that Marathon shall not have to proceed first against WesternZagros before exercising its rights under this guarantee against Western.

2.15	Tax Election

Western or the member of the Western Group that sells the WesternZagros Shares to SpinCo (as defined in the Plan of Arrangement), as applicable, (the “Electing Party”) shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA (and analogous provisions of provincial income tax law) with respect to such transfer following the Effective Time by providing two duly completed signed copies of the necessary election form to SpinCo at any time following the Effective Date. The elected amount therein shall be the lesser of $412,669,383 and the aggregate redemption amount of the redeemable preferred shares issued by SpinCo to the Electing Party. Thereafter, subject to the election form complying with the provisions of the ITA (or applicable provincial income tax law) the forms shall be signed by SpinCo and returned to Western within 30 days after receipt thereof. SpinCo will not be responsible for the proper completion of any election form and, except for the obligation of SpinCo to sign and return a duly completed election form, SpinCo will not be responsible for any taxes, interest or penalties resulting from the failure of the Electing Party to properly complete or file the election form in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation).

ARTICLE 3

COVENANTS

3.1	Covenants of Purchaser and AcquisitionCo

Each of Purchaser and AcquisitionCo covenant and agree that, from the date of this Agreement until the Effective Date or termination of this Agreement, except with the prior written consent of Western (such consent not to be unreasonably withheld or delayed), and except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or required by Applicable Laws:

(a)	the business of Purchaser and AcquisitionCo shall be conducted only in the usual and ordinary course consistent with past practices;

(b)	Purchaser and AcquisitionCo shall not directly or indirectly do or permit to occur any of the following: (i) amend the constating documents of Purchaser or AcquisitionCo except as required in connection with the Arrangement and, in the case of AcquisitionCo, to facilitate the issuance of preferred shares with a value of approximately $65,000; (ii) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Purchaser or AcquisitionCo; or (iii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing except as disclosed in writing to Western prior to the date hereof;

(c)	Purchaser and AcquisitionCo will use their reasonable commercial efforts to satisfy or cause the satisfaction of the conditions set forth in Sections 5.1 and 5.3 as soon as reasonably practicable, to the extent the fulfillment of the same is within the control of Purchaser or AcquisitionCo, as the case may be;

(d)	each of Purchaser and AcquisitionCo will forthwith carry out the terms of the Interim Order and the Final Order to the extent applicable to it and will use its reasonable commercial efforts to assist Western in obtaining such orders and to carry out the intent or effect of this Agreement and the Arrangement;

(e)	Purchaser will use reasonable commercial efforts to obtain approval of the listing of Purchaser Shares issuable under the Arrangement and upon exercise of the Exchangeable Shares on the NYSE prior to the mailing of the Information Circular;

(f)	Purchaser and AcquisitionCo will make all other necessary filings and applications under Applicable Laws required on the part of Purchaser or AcquisitionCo, as the case may be, in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Applicable Laws;

(g)	neither Purchaser nor AcquisitionCo shall take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere with or affect the consummation of the Arrangement in accordance with the terms and conditions herein;

(h)	Purchaser and AcquisitionCo shall jointly and severally indemnify and save harmless Western, its subsidiaries and their respective directors, officers, employees, advisors and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Western, its subsidiaries and their respective directors, officers, employees, advisors or agents may be subject or which Western, its subsidiaries and their respective directors, officers, employees, advisors or agents may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation in the Purchaser Information;

(ii)	any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation in any material filed by or on behalf of Purchaser or AcquisitionCo in compliance or intended compliance with Applicable Laws, which prevents or restricts the trading in the Purchaser Shares or the Exchangeable Shares; and

(iii)	Purchaser or AcquisitionCo not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

except that neither Purchaser nor AcquisitionCo shall be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or alleged misrepresentation of a material fact based on the Western Information, the negligence of Western or the non-compliance by Western with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

(i)	subject to Section 10.3, except for non-substantive communications with third parties and communications to legal and other advisors of Purchaser, Purchaser and AcquisitionCo will furnish promptly to Western: (i) a copy of each notice, report, schedule or other document delivered, filed or received by Purchaser or AcquisitionCo in connection with the Arrangement from any Governmental Authority; (ii) any filings under Applicable Laws in connection with the Arrangement; and (iii) any documents related to dealings with Governmental Authorities in connection with the transactions contemplated herein;

(j)	except as contemplated herein, neither Purchaser nor AcquisitionCo shall take any action that would render, or may reasonably be expected to render, any representation or warranty made by Purchaser or AcquisitionCo, as the case may be, in this Agreement untrue in any material respect;

(k)	Purchaser and AcquisitionCo shall promptly notify Western in writing of any material change (actual, anticipated, contemplated or, to the knowledge of Purchaser or AcquisitionCo threatened) in the business, operations, affairs, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities of Purchaser or AcquisitionCo, whether contractual or otherwise;

(l)	Purchaser and AcquisitionCo shall use their reasonable commercial efforts to obtain the consent of any third parties required by Purchaser or AcquisitionCo for the transactions contemplated hereby and provide the same to Western on or prior to the Effective Date; and

(m)	Purchaser and AcquisitionCo shall take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Plan of Arrangement.

3.2	Additional Covenants of Purchaser and AcquisitionCo

Purchaser and AcquisitionCo further covenant and agree that:

(a)	Prior to the Effective Time, AcquisitionCo shall not: (i) issue any securities or enter into any agreements to issue or grant options, warrants or rights to purchase any of its securities except for the issuance of a nominal number of common shares and preferred shares; or (ii) carry on any business, enter into any transaction or effect any corporate act whatsoever, other than as contemplated herein or as reasonably necessary to carry out the transactions contemplated by the Plan of Arrangement unless previously consented to in writing by Western, acting reasonably;

(b)	all rights to indemnification existing in favour of present and former directors and officers of (i) Western or (ii) any corporation of which Western is or was a shareholder or creditor and who are serving or did serve at Western’s request, as provided by contract, in Western’s articles or by-laws or in similar documents of any of Western’s subsidiaries in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date, shall survive and shall continue in full force and effect without modification for a period of not less than the later of their terms, if any, or the statutes of limitations applicable to such matters, and Purchaser further unconditionally and irrevocably covenants and agrees to be jointly and severally liable with Western for the performance of this covenant following the Effective Date; and

(c)	Western shall be permitted to secure “run off” directors’ and officers’ liability insurance for Western’s current and former directors and officers, covering claims made prior to or within six years after the Effective Date which has a scope and coverage substantially equivalent in scope and coverage to that provided pursuant to Western’s current directors’ and officers’ insurance policy and Purchaser agrees to not take any action to terminate or otherwise adversely affect such directors’ and officers’ insurance.

3.3	Covenants of Western and WesternZagros

Western and WesternZagros covenant and agree that, from the date of this Agreement until the Effective Date or termination of this Agreement, except with the prior written consent of Purchaser (such consent not to be unreasonably withheld or delayed), and except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or required by Applicable Laws:

(a)	Western and WesternZagros will use their reasonable commercial efforts to satisfy or cause the satisfaction of the conditions set forth in Sections 5.1 and 5.2 as soon as practicable, to the extent the fulfillment of the same is within the control of Western and WesternZagros, as applicable;

(b)	each of Western and WesternZagros, as applicable, will forthwith carry out the terms of the Interim Order and the Final Order to the extent applicable to it;

(c)

Western and WesternZagros will make all necessary filings and applications under Applicable Laws, including U.S. Securities Laws, if applicable, reasonably required to be made on the part of Western and WesternZagros in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such Applicable Laws;

(d)	neither Western nor WesternZagros will take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere with or affect the consummation of the Arrangement in accordance with the terms and conditions herein;

(e)	the business of Western and of its subsidiaries shall be conducted only in the usual and ordinary course consistent with past practices (for greater certainty, where it is an operator of any property, it shall operate and maintain such property in a proper and prudent manner in accordance with good industry practice and the agreements governing the ownership and operation of such property) and it shall use all commercially reasonable efforts to maintain and preserve its business, assets and advantageous business relationships, provided that it shall be entitled and authorized to comply with all pre emptive rights, first purchase rights or rights of first refusal set forth in the Disclosure Letter that are applicable to its assets and become operative by virtue of this Agreement or any of the transactions contemplated by this Agreement;

(f)	Western shall not directly or indirectly do, or permit to occur, any of the following: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of outstanding Western Common Shares; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any Western Common Shares or other securities of Western or any of its subsidiaries (other than the issuance of any securities of WesternZagros), including, without limitation, securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Western Common Shares (other than on exercise of Western Options or pursuant to the Western PSU Plan); (iv) redeem, purchase or otherwise acquire any of the outstanding Western Common Shares or other securities, other than to satisfy the obligations of Western pursuant to the Western DSU Plan or the Western PSU Plan; (v) split, combine or reclassify any of the outstanding Western Common Shares; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Western; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(g)

other than pursuant to commitments, expenditures or indebtedness which are set forth in the Disclosure Letter or which have been set forth in Western’s annual budget of capital expenditures, operating expenses and general and administrative expenses as amended and supplemented by the Western Board of Directors (the “Western Budget”) which for certainty includes expenditures made prior to the date of this Agreement as well as expenditures to be made after the date of this Agreement relating to the business and operations of WesternZagros, and previously provided to Purchaser in writing, Western shall not directly or indirectly: (i) sell, pledge, dispose of or encumber any assets except for the sale of petroleum substances in the ordinary course of business and consistent with Western’s current marketing practices; (ii) expend or commit to expend any funds in excess of the Western Budget except in emergency situations; (iii) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement; (iv) other than as set forth in the Plan of Arrangement in respect of the distribution of WesternZagros Shares to Western Shareholders, reorganize, amalgamate, merge of otherwise continue Western or any of its subsidiaries with any other Person or other business organization whatsoever; (v) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, trust, partnership or other business organization or division thereof, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer; (vi) except as provided by Section 3.3(bb) and Section 3.3(cc), acquire any assets (other than purchases of inventories in the ordinary course of business); (vii) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances (except to a subsidiary of Western other than WesternZagros), or amend the terms of any of its office leases or existing credit facilities; (viii) except for Employee Obligations, pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities reflected or reserved against in the Western Financial Statements or incurred in the ordinary course of business consistent with past practice; (ix) authorize, recommend or propose any release or relinquishment of any material Contracts; (x) except the distribution of the WesternZagros Shares to Western Shareholders pursuant to the Arrangement and obtaining all necessary consents to such transactions pursuant to Western’s existing debt agreements, waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document; (xi) enter into or terminate any strategic hedges, swaps or other financial instruments or like transactions; (xii) advance funds, transfer assets, or commit to advancing funds or transferring assets, directly or indirectly, to or for the benefit of WesternZagros; or (xiii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(h)	except as permitted by Section 2.6, Western shall not make any payment to any employee, officer or director outside of their ordinary and usual compensation for services provided, except to the extent that any such entitlement to payment to a former employee or officer has accrued prior to the date hereof;

(i)	except as permitted by Section 2.6, neither Western nor any of its subsidiaries shall adopt or amend or make any contribution to any bonus, employee benefit plan, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, share incentive or purchase plan, trust fund or arrangements for the benefit of employees, except as is necessary to comply with Applicable Laws or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(j)	except as permitted by Section 2.6 or as may be agreed to by Purchaser, neither Western nor any of its subsidiaries shall: (i) grant any officer, director, employee or consultant an increase in compensation in any form; (ii) grant any general salary increase; (iii) take any action with respect to the amendment or grant of any severance or termination pay policies or arrangements for any directors, officers, employees or consultants; (iv) adopt or amend or make any contribution to any bonus, profit-sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan (or amend any outstanding rights thereunder) from a trust fund or arrangement for the benefit of directors, officers, employees or consultants, except to permit accelerated vesting of currently outstanding Western Options, Western PSUs or as is necessary to comply with Applicable Laws or with the existing provisions of any such plans, programs, arrangements or agreements; or (v) advance any loan to any officer or director of Western or any of its subsidiaries or any other party not at arm’s length to Western or any of its subsidiaries;

(k)	except as set forth in the Disclosure Letter, Western shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies for Western and any of its subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing satisfactory to Purchaser providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are full force and effect;

(l)	no amendments shall be made to outstanding Western Options or awards pursuant to the Western PSU Plan or the Western DSU Plan without the prior written consent of Purchaser other than as may be required to accommodate the treatment of Western Options, Western PSUs or Western DSUs as contemplated by Section 2.6(c) and Section 2.6(d) hereof and as permitted pursuant to Section 3.3(n) hereof;

(m)	subject to Section 2.6, Western shall use its commercially reasonable efforts to cause the resignation of all of the directors of Western and Western’s subsidiaries as of Effective Time (and for mutual releases in form and substance satisfactory to Purchaser and Western, each acting reasonably, to be provided);

(n)	Western shall use its commercially reasonable efforts to ensure that all outstanding Western Options, Western PSUs and Western DSUs are either exercised, terminated, expired or surrendered prior to the Effective Time; provided that Western shall not pay the holders any amount of consideration therefor other than as set out herein, nor shall Western make any amendment to outstanding Western Options without the prior written consent of Purchaser, except: (i) to permit the early vesting of Western Options; and (ii) to permit the Optionee to exercise Western Options in accordance with Section 2.6(c) hereof;

(o)	Western and WesternZagros shall not take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date or termination of this Agreement, whichever first occurs;

(p)	Western shall promptly notify Purchaser in writing of any material change (actual, anticipated, contemplated or, to the knowledge of Western, threatened, financial or otherwise) in the business, operations, affairs, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of Western or any of its subsidiaries or of any change in any representation or warranty provided by Western or WesternZagros in this Agreement which change is or may be of such a nature as to render any representation or warranty misleading or untrue in any material respect and Western shall in good faith discuss with Purchaser any such change in circumstances which is of such a nature that there may be a reasonable question as to whether notice need be given to Purchaser pursuant to this provision;

(q)	Western shall ensure that it has available funds to permit the payment of the Purchaser Termination Fee having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount when required;

(r)	Western shall use its reasonable commercial efforts to obtain the consent of its bankers and any other third party consents required for the transactions contemplated hereby and provide the same to Purchaser on or prior to the Effective Date;

(s)	Western shall provide notice to Purchaser of the Western Meeting and allow Purchaser’s representatives and legal counsel to attend such Western Meeting;

(t)	Western shall indemnify and save harmless Purchaser, its subsidiaries and their respective directors, officers, employees, advisors and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Purchaser, its subsidiaries or their respective directors, officers, employees, advisors or agents may be subject or which Purchaser, its subsidiaries or their respective directors, officers, employees, advisors or agents may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation in the Western Information;

(ii)	any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation or in any material filed by or on behalf of Western in compliance or intended compliance with Applicable Canadian Securities Laws; and

(iii)	Western not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

except that Western shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or alleged misrepresentation of a material fact based on the Purchaser Information, the negligence of Purchaser or the non-compliance by Purchaser with any requirement of Applicable Laws in connection with the transactions contemplated by this Agreement;

(u)	WesternZagros shall indemnify and save harmless Purchaser, its subsidiaries and their respective directors, officers, employees, advisors and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Purchaser, its subsidiaries or their respective directors, officers, employees, advisors or agents may be subject or which Purchaser, its subsidiaries or their respective directors, officers, employees, advisors or agents may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation in the WesternZagros Information;

(ii)

any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation or in any material filed by or on behalf of WesternZagros in compliance or intended compliance with Applicable Canadian Securities Laws; and

(iii)	WesternZagros not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

except that WesternZagros shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or alleged misrepresentation of a material fact based on the Purchaser Information, the negligence of Purchaser or the non-compliance by Purchaser with any requirement of Applicable Laws in connection with the transactions contemplated by this Agreement;

(v)	subject to Section 10.3, except for proxies and other non-substantive communications with securityholders, Western will furnish promptly to Purchaser or Purchaser’s counsel, a copy of each notice, report, schedule or other document delivered, filed or received by Western and WesternZagros in connection with: (i) the Arrangement; (ii) the Western Meeting; (iii) any filings under Applicable Laws; and (iv) any dealings with Governmental Authorities in connection with the transactions contemplated hereby;

(w)	management of Western shall solicit proxies to be voted at the Western Meeting in favour of matters to be considered at the Western Meeting, including the Arrangement Resolution;

(x)	Western shall conduct the Western Meeting in accordance with the by-laws of Western, the ABCA, Applicable Canadian Securities Laws and any instrument governing the Western Meeting (including, without limitation, the Interim Order), as applicable, and as otherwise required by Applicable Laws;

(y)	Western agrees to defer (or postpone) the separation time of the rights under the Western Shareholder Rights Plan in respect of the transactions contemplated herein and to waive the application of the Western Shareholder Rights Plan to the Arrangement immediately prior to the Effective Time;

(z)	Western and WesternZagros will take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Plan of Arrangement;

(aa)	Western shall promptly advise Purchaser of the number of Western Common Shares for which Western receives notices of dissent or written objections to the Arrangement and provide Purchaser with copies of such notices and written objections;

(bb)	Western will use its reasonable commercial efforts to elect to participate in the Expansion 2 Feasibility Study set forth in the Feasibility Notification dated July 5, 2007 prior to the expiry of the 60 day election period therefor;

(cc)	in the event that Western becomes entitled to participate in the acquisition of any lease in accordance with any area of mutual interest agreement (including without limitation, the Athabasca Oil Sands Project Participation and AMI Agreement dated December 6, 1999, as amended), Western shall promptly notify Purchaser upon receipt by Western of notice in respect thereof and consult with Purchaser regarding such acquisition opportunity. If requested by Purchaser, Western shall exercise its right to participate in such acquisition in accordance with the terms and conditions of such area of mutual interest agreement;

(dd)

Western shall: (i) duly and on a timely basis file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects; (ii) timely pay all Taxes shown on such Tax Returns; (iii) not make or rescind any material express or deemed election relating to Taxes, or file any amended Tax Returns where the result of such action is inconsistent with past practice; (iv) not make a request for a Tax ruling or enter into a closing agreement with any Governmental Authority; (v) not settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes; (vi) not change in any material respect any of its methods of reporting income, deductions or accounting for Tax purposes from those employed in the preparation of its Tax Return for the taxation years ending December 31, 2005 and

December 31, 2006; and (vii) properly reserve (and reflect such reserves in its books and records and financial statements) in accordance with GAAP, for all Taxes accruing in respect of Western which are not due or payable prior to the Effective Date;

(ee)	the Western Group shall not make any Tax filings outside the ordinary course of business, including making, amending or rescinding any Tax Return, election or designation, without the consent of Purchaser, such consent not to be unreasonably withheld;

(ff)	Western agrees to cooperate, and to cause the other members of the Western Group to cooperate, with Purchaser and its tax advisors in planning and implementing transactions:

(i)	subject to the terms of Western’s existing credit facilities, to restructure and refinance the outstanding indebtedness of the Western Group in a manner that is tax effective, including the possible liquidation of Western Oil Sands Finance Inc.;

(ii)	in preparation for the ultimate sale of the WesternZagros Shares by a member of the Western Group including, without limitation, a possible sale of the WesternZagros Shares within the Western Group;

(iii)	to address certain tax issues arising from the Western Oil Sands L.P., including the possible liquidation of Western Oil Sands L.P.; and

(iv)	to the extent possible, to ensure that there is tax shelter available in the relevant taxation year to the relevant member of the Western Group that is sufficient to offset gains incurred by such member of the Western Group as a result of the realization of foreign currency exchange gains upon the restructuring and refinancing of outstanding indebtedness of the Western Group and on the disposition of WesternZagros Shares;

such transactions to be implemented in a manner satisfactory to Purchaser, acting reasonably;

(gg)	Western and WesternZagros will use their reasonable commercial efforts to, prior to the Closing Time, assign and novate or terminate those Contracts set forth in the Disclosure Letter (other than those Contracts which have expired and are no longer in effect); and

(hh)	concurrently with the execution of this Agreement, executed support agreements from all of the directors and officers of Western will be delivered to Purchaser in the form agreed to by Western and Purchaser as of the date hereof.

3.4	Mutual Covenants Regarding the Arrangement

From the date of this Agreement until the Effective Date or termination of this Agreement, each of Purchaser and Western will use its reasonable commercial efforts to: (i) satisfy (or cause the satisfaction of) the conditions precedent to its obligations (and those of any of its subsidiaries) hereunder; (ii) not take, or cause to be taken, any action or cause anything to be done that would cause such obligations not to be fulfilled in a timely manner; and (iii) take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws to complete the Arrangement, including using reasonable commercial efforts:

(a)

to ensure that the Information Circular provides Western Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, and, in that regard, the Information Circular will set out the Purchaser Information in the form approved by Purchaser and the Western Information in the form approved by Western and shall include, without limitation: (i) any financial statements in respect of prior acquisitions made by Western that are required to be included therein in accordance with Applicable Laws; (ii) the unanimous determination of the Western Board of Directors that the Arrangement is fair to Western Shareholders and is in the best interests of Western and Western Shareholders, and include the unanimous recommendation of the Western Board of Directors that the Western Shareholders vote in favour of the consideration in respect of the

Arrangement Resolution; and (iii) the fairness opinions of Western’s financial advisors that the consideration in respect of the Arrangement is fair, from a financial point of view, to Western Shareholders;

(b)	to, on or before the Effective Date, cause confirmations of employment to be made to the Continuing Employees pursuant to the provisions of Section 2.6(b);

(c)	to obtain all necessary consents, assignments, waivers and amendments to or terminations of any agreements and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby;

(d)	to effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Arrangement;

(e)	reasonably cooperate with the other Party and its tax advisors in structuring the Arrangement and other transactions contemplated to occur in conjunction with the Arrangement in a tax effective manner and making such amendments to this Agreement or the Plan of Arrangement, as the other Party and its tax advisors shall consider necessary acting reasonably, including any amendments required as a result of the planning and implementation of the matters set forth in Section 3.3(ff) and assist the other Party and its tax advisors in making such investigations and inquiries with respect to such Party in that regard, as the other Party and its tax advisors shall consider necessary, acting reasonably, provided that Western shall not be obligated to consent or agree to any structuring contemplated by this Section 3.4(e) that has the effect of reducing the consideration to be received under the Arrangement by the Western Shareholders or the tax deferred treatment to such securityholders in respect of the Exchangeable Shares to be received by such securityholders under the ITA; and

(f)	to cause the Effective Date to occur on or before November 30, 2007 (the “Outside Date”) and to cause the mailing of the Information Circular to Western Shareholders to occur as soon as reasonably practicable following the date hereof and in any event by October 1, 2007 (the “Mailing Date”).

Each of Purchaser and Western will use its reasonable commercial efforts to cooperate with the other in connection with the performance by the other of their obligations under this Section 3.4 and this Agreement including, without limitation, continuing to provide reasonable access to information and to maintain ongoing communications as between officers of Purchaser and Western, subject in all cases to the Confidentiality Agreement.

3.5	Covenants Regarding Non-Solicitation

(a)	Western shall and shall cause the officers, directors, employees, representatives and agents of it and its subsidiaries to immediately cease any existing discussions or negotiations with any Person (other than Purchaser) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal and to request, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of all confidential information provided in connection therewith;

(b)	Subject to Sections 3.5(c), (d), (e) and (f), Western shall not, directly or indirectly, through any of its subsidiaries or through any officer, director, employee, investment banker, attorney or other representative or agent of it or any of its subsidiaries:

(i)	solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) the initiation of any inquiries or proposals regarding an Acquisition Proposal;

(ii)	participate in any discussions or negotiations regarding an Acquisition Proposal;

(iii)	withdraw or modify or propose publicly to withdraw or modify, in any manner adverse to Purchaser, the approval of the Western Board of Directors of the Arrangement or the recommendation of the Western Board of Directors to vote in favour of the Arrangement;

(iv)	furnish or provide access to any information concerning Western, its subsidiaries or their respective businesses, properties or assets to any Person in connection with, or that could reasonably be expected to lead to or facilitate, an Acquisition Proposal;

(v)	waive any provisions of or release or terminate any confidentiality or standstill agreement between Western and any Person relating to an actual or potential Acquisition Proposal, or amend any such agreement or consent to the making of an Acquisition Proposal in accordance with the terms of such agreement; or

(vi)	accept, recommend, approve or enter into or propose publicly to accept, recommend, approve or enter into any agreement, arrangement or understanding (other than a confidentiality agreement as permitted hereunder) related to any Acquisition Proposal;

(c)	Prior to the Effective Date, Western and its officers, directors, employees, advisors or other representatives or agents may enter into, or participate in, any discussions or negotiations with a Person who seeks to initiate such discussions or negotiations and, subject to the entering into by such Person of a confidentiality agreement substantially similar to the Confidentiality Agreement, may furnish to such Person information concerning Western and its business, properties and assets, in each case if, and only to the extent that:

(i)	such Person has first made an unsolicited bona fide Acquisition Proposal which the Western Board of Directors determines in good faith (after consultation with its financial advisors) would, if consummated in accordance with its terms, be reasonably likely to result in, a Superior Proposal;

(ii)	the Western Board of Directors, after receiving the advice of outside legal counsel, has determined in good faith that the failure to take such action would be inconsistent with the fiduciary duties of the Western Board of Directors to the Western Shareholders; and

(iii)	Western has provided to Purchaser the information required to be provided under Section 3.5(e) in respect of such Acquisition Proposal and has promptly notified Purchaser in writing of the determinations in paragraphs 3.5(c)(i) and (ii) above;

(d)	If, prior to the Effective Time, Western receives a request from a Person who is subject to a standstill obligation to waive or release such Person from its standstill obligation in order to make an unsolicited bona fide Acquisition Proposal, Western may release such Person from its standstill obligation only to the extent required to allow such Person to provide the Acquisition Proposal for consideration by the Western Board of Directors in accordance with this Section 3.5 and to enter into, or participate in, any discussions or negotiations with Western and be furnished with information concerning Western, to the extent permitted pursuant to Section 3.5(c);

(e)	Western shall promptly notify Purchaser, at first orally and then in writing, of any Acquisition Proposal received after the date hereof, of any confidentiality agreement entered into in respect of any such Acquisition Proposal and any inquiry or contact received after the date hereof that could reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to Western received after the date hereof or for access to the properties, books or records of Western by any Person that informs Western that it is considering making, or has made, an Acquisition Proposal after the date hereof; which notice will include any known material terms and conditions of such Acquisition Proposal (including any form of agreement proposed to be entered into) and shall indicate such details, to the extent known, of the Acquisition Proposal, inquiry or contact as Purchaser may reasonably request, including the identity of the Person making such proposal, inquiry or contact. Western shall keep Purchaser informed of the status, including any change to the material terms, of any such Acquisition Proposal or inquiry. In addition, Western shall provide Purchaser with a list of or copies of the information provided to any Person in respect of which a confidentiality agreement is entered into in respect of any Acquisition Proposal pursuant to Section 3.5(c) and shall provide Purchaser with access to any information provided to any such Person;

(f)

Western shall give Purchaser, orally and in writing, at least three (3) Business Days advance notice of any decision by the Western Board of Directors to accept, recommend, approve or enter into an agreement to implement a Superior Proposal, which notice shall confirm that the Western Board of Directors has determined that such Acquisition Proposal constitutes a Superior Proposal, shall identify the Person making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto. During such three (3) Business Day period, Western agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not withdraw, modify or change its recommendation in respect of the Arrangement or waive any provision of any standstill obligation with respect thereto except as permitted in Section 3.5(d). In addition, during such three (3) Business Day period Western shall, and shall cause its financial and legal advisors to, negotiate in good faith with Purchaser and its financial and legal advisors, to make such adjustments in the terms and conditions of this Agreement and the Arrangement as would enable Western to proceed with the Arrangement as amended rather than the Superior Proposal. In the event Purchaser proposes to amend this Agreement and the Arrangement to provide that the Western Shareholders shall receive a value per Western Common Share equal to or having a value greater than the value per Western Common Share provided in the Superior Proposal and so advises the Western Board of Directors prior to the expiry of such three (3) Business Day period, the Western Board of Directors shall not accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not release the party making the Superior Proposal from any standstill provisions and shall not withdraw, modify or change its recommendation in respect of the Arrangement. If the Western Board of Directors continues to believe that such Superior Proposal remains a Superior Proposal and therefore rejects Purchaser’s amended proposal, Western may terminate this Agreement pursuant to Section 8.1(a)(iv), provided however, that Western must pay to the Purchaser the Purchaser Termination Fee concurrently with such termination. In the event that Western provides Purchaser with a copy of the notice referred to in this Section 3.5(f) on a date that is less than three (3) Business Days prior to the Western Meeting, Western shall adjourn the Meeting to a date that is not less than three (3) Business Days and not more than 10 Business Days after the date of the notice;

(g)	Nothing contained in this Section 3.5 shall prohibit the Western Board of Directors from: (i) making any disclosure of an Acquisition Proposal to the Western Shareholders prior to the Effective Time if, in the good faith judgment of the Western Board of Directors after receiving the advice of outside counsel, such disclosure is necessary for the Western Board of Directors to act in a manner consistent with its fiduciary duties or is otherwise required under Applicable Law; (ii) taking any other action with regard to an Acquisition Proposal to the extent ordered or otherwise mandated by any court of competent jurisdiction; (iii) responding to a bona fide request for information that could reasonably be expected to lead to an Acquisition Proposal solely by advising that no information can be provided unless a bona fide written Acquisition Proposal is made and then only in compliance with Section 3.5(c); (iv) complying with Section 172 of the Securities Act and similar provisions under Applicable Laws relating to the provision of directors’ circulars and making appropriate disclosure with respect thereto to Western Shareholders; and (v) waiving the application of the Western Shareholder Rights Plan in respect of any Superior Proposal but only following Western’s compliance with Section 3.5(f);

(h)	Western also acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under Section 3.5(f) to initiate an additional three (3) Business Day notice period;

(i)	The Western Board of Directors shall promptly reaffirm its recommendation of the Arrangement by press release after any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; and

(j)	Purchaser agrees that all information that may be provided to it by Western with respect to any Acquisition Proposal pursuant to this Section 3.5 shall be treated as if it were “Confidential Information” as that term is defined in the Confidentiality Agreement and shall not be disclosed or used except in accordance with the provisions of the Confidentiality Agreement or in order to enforce its rights under this Agreement in legal proceedings.

3.6	Provision of Information; Access

Until the Effective Date or termination of this Agreement, each Party agrees to keep the Other Party fully appraised in a timely manner of every circumstance, action, occurrence or event occurring or arising after the date hereof that would be relevant and material to a prudent operator of the business and operations of Western and Purchaser. Each Party shall confer with and obtain the approval of the Other Party (not to be unreasonably withheld or delayed), prior to taking action (other than in emergency situations) with respect to any material operational matters involved in its business.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Purchaser

Purchaser represents and warrants to and in favour of Western and acknowledges that Western is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization and Qualification. Each of Purchaser and AcquisitionCo is a corporation duly incorporated or amalgamated and validly subsisting under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its assets and properties as now owned and to carry on its business as now conducted. Each of the Purchaser Parties is duly registered or authorized to conduct its affairs or do business, as applicable, and is in good standing in each jurisdiction in which the character of its assets and properties, owned or leased, or the nature of its activities makes such registration or authorization necessary, except where the failure to be so registered or authorized would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Copies of the constating documents of the Purchaser Parties provided to Western, together with all amendments to date, are accurate and complete as of the date hereof and have not been amended or superseded;

(b)	Authority Relative to this Agreement. Each of the Purchaser and AcquisitionCo has the requisite corporate power and authority to execute this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by Purchaser and AcquisitionCo of the transactions contemplated by the Arrangement have been duly authorized by the Purchaser Board of Directors and the AcquisitionCo Board of Directors and no other proceedings on the part of Purchaser or AcquisitionCo are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by Purchaser and AcquisitionCo and constitutes a legal, valid and binding obligation of each of Purchaser and AcquisitionCo enforceable against each of Purchaser and AcquisitionCo in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered;

(c)	No Violations. Except as disclosed by Purchaser to Western in writing prior to the date of this Agreement, or as contemplated by this Agreement:

(i)	neither the execution and delivery of this Agreement by Purchaser or AcquisitionCo nor the consummation of the transactions contemplated by the Arrangement nor compliance by the Purchaser Parties with any of the provisions hereof will: (A) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the properties or assets of the Purchaser Parties or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of: (1) the certificate of incorporation, articles or by-laws of either Purchaser Party; or (2) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which a Purchaser Party is a party or to which any of them, or any of their respective properties or assets, may be subject or by which a Purchaser Party is bound; or (B) subject to compliance with applicable statutes and regulations, violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to the Purchaser Parties or any of their properties or assets (except, in the case of each of clauses (A) and (B) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate have any Material Adverse Effect on Purchaser, or significantly impede the ability of the Purchaser Parties to consummate the transactions contemplated by the Arrangement); or (C) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on Purchaser; and

(ii)	other than in connection with or in compliance with the provisions of Applicable Laws in relation to completion of the Arrangement or which are required to be fulfilled post Arrangement: (A) there is no legal impediment to the Purchaser Parties’ consummation of the Arrangement; and (B) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of the Purchaser Parties in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not, individually or in the aggregate have a Material Adverse Effect on Purchaser, or significantly impede the ability of the Purchaser Parties to consummate the Arrangement;

(d)	Financing. Purchaser has sufficient means and on the Effective Date will have made arrangements to have sufficient financing available to effect payment of the aggregate cash consideration payable in connection with the Arrangement, through AcquisitionCo;

(e)	Litigation. Except as Publicly Disclosed by Purchaser, there are no claims, actions, suits, proceedings, investigations, arbitrations, audits, grievances, assessments or reassessments in existence or pending or, to the knowledge of Purchaser, threatened or for which there is a reasonable basis, affecting or that would reasonably be expected to affect Purchaser and its subsidiaries or affecting or that would reasonably be expected to affect any of their respective properties or assets at law or equity or before or by any court or Governmental Authority which claim, action, suit, proceeding, investigation, arbitration, audit, grievance, assessment or reassessment involves a possibility of any judgment against or liability of Purchaser and its subsidiaries which, if successful, would reasonably be expected to cause, individually or in the aggregate, a Material Adverse Change to Purchaser, or would significantly impede the ability of Purchaser to consummate the Arrangement;

(f)	United States Securities Laws. Purchaser has filed all forms, reports and other documents required to be filed by it with the SEC since January 1, 2007, under the Exchange Act and the outstanding Purchaser Shares are listed for trading on the NYSE;

(g)	Capitalization. As of the date hereof, the authorized capital of Purchaser consists of 1,100,000,000 Purchaser Shares and 26,000,000 shares of preferred stock of Purchaser. As of June 30, 2007, there are issued and outstanding 681,275,724 Purchaser Shares and no other shares are issued and outstanding. Except pursuant to officer, director and employee compensation arrangements or incentive plans that have been Publicly Disclosed by Purchaser, there are no options, warrants or other rights, plans, agreements or commitments of any nature whatsoever requiring the issuance, sale or transfer by Purchaser of any securities of Purchaser (including Purchaser Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Purchaser (including Purchaser Shares). All outstanding Purchaser Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all Purchaser Shares issuable in accordance with the Plan of Arrangement will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights;

(h)	Exchangeable Shares. All Exchangeable Shares issuable in accordance with the Plan of Arrangement will be duly authorized and validly issued by AcquisitionCo as fully paid and non-assessable and will not be subject to any pre-emptive rights;

(i)	Purchaser Financial Statements. As of their respective dates, the Purchaser Financial Statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all Applicable Laws. The Purchaser Financial Statements, were prepared in accordance with U.S. GAAP (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Purchaser’s independent auditors or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year-end adjustments or may be condensed or summary statements), and present fairly, in accordance with U.S. GAAP, the consolidated financial position, results of operations and changes in financial position of Purchaser on a consolidated basis as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments). There has been no material change in Purchaser accounting policies, except as described in the notes to the Purchaser Financial Statements, since January 1, 2007;

(j)	Public Record. Since January 1, 2007, the information and statements set forth in the Public Record were true, correct and complete in all material respects as of the date of such information and statements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

(k)	Absence of Certain Changes or Events. Except as Publicly Disclosed by Purchaser, and except for the Arrangement or any action taken in accordance with this Agreement, since December 31, 2006, Purchaser has conducted its business only in the ordinary course of business substantially consistent with past practice; and, without limiting the generality of the foregoing, except as Publicly Disclosed by Purchaser, there has not occurred:

(i)	an amendment or proposed amendment to the articles or by-laws of Purchaser;

(ii)	a Material Adverse Change with respect to Purchaser;

(iii)	any material damage, destruction or loss not fully covered by insurance (subject to normal deductibles);

(iv)	any redemption, repurchase or other acquisition of Purchaser Shares by Purchaser, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Purchaser Shares, other than the payment of dividends in the ordinary course on the Purchaser Shares, if any, in accordance with their terms and other than transactions after March 31, 2007 that are of the kind described in Item 2 of Part II of Purchaser’s Quarterly Report on Form 10-Q for the period ended March 31, 2007;

(v)	any resolution to approve a split, consolidation or reclassification of any of its outstanding Purchaser Shares;

(vi)	any change in its financial accounting methods, policies or practices, other than changes required by U.S. GAAP or official interpretations thereof and except for changes in practices in the ordinary course of business consistent with past practice; or

(vii)	any agreement by Purchaser to do any of the foregoing;

(l)	Registration, Exemption Orders, Licenses, etc. Purchaser has obtained and is in compliance with all licenses, permits, certificates, consents, orders, grants, registrations, recognition orders, exemption relief orders, no-action relief and other authorizations of or from any Governmental Authority necessary in connection with the conduct of its business as it is now, individually or in the aggregate, being or proposed to be conducted (collectively, the “Governmental Authorizations”), except where the failure to obtain or be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. Such Governmental Authorizations are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation of any such Governmental Authorization, except where the violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. No proceedings are pending or, to the knowledge of Purchaser, threatened, which could result in the revocation or limitation of any such Governmental Authorization, and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal, except where the failure to take such steps and make such filings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser;

(m)	Compliance with Laws. Except as Publicly Disclosed by Purchaser, the operations and business of Purchaser are and have been carried out in compliance and not in violation of any Applicable Laws, other than non-compliance or violation, which individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received any notice of any alleged violation of any such Laws except where such notice would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser;

(n)	Restrictions on Business Activities. Except as Publicly Disclosed by Purchaser, there is no judgment, injunction or order binding upon Purchaser that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing its business or have a Material Adverse Effect on Purchaser;

(o)	Non-Arm’s Length Transactions. Except as Publicly Disclosed by Purchaser, there are no material Contracts or other transactions currently in place between Purchaser, on the one hand, and (i) any officer or director of Purchaser, (ii) any holder of record or beneficial owner of 10% or more of the voting securities of Purchaser or (iii) any affiliate of any such officer, director or beneficial owner, on the other hand;

(p)	Taxes, etc. Except as disclosed in writing to Western:

(i)	all Tax Returns required to be filed by or on behalf of Purchaser for periods ended on and prior to the date of this Agreement by Purchaser have been duly filed on a timely basis and such tax returns are complete and correct in all material respects;

(ii)	Purchaser has, in all material respects, paid or has withheld and remitted to the appropriate Taxing Authority all Taxes, including any instalments or prepayments of Taxes, that are due and payable whether or not shown as being due on any Tax Return, or, where payment is not yet due, Purchaser has established adequate accruals in conformity with U.S. GAAP in the Purchaser Financial Statements for the period covered by such financial statements for any Taxes, including income taxes and related future taxes, if applicable, that have not been paid, whether or not shown as being due on any Tax Return. Purchaser has, in all material respects, made adequate provision in its respective books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements, whether or not shown as being due on any Tax Return;

(iii)	no material deficiencies exist or have been asserted with respect to Taxes of Purchaser or any of its subsidiaries; and

(iv)	none of Purchaser or its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor, to the knowledge of Purchaser, has such an event been asserted or threatened against Purchaser or its subsidiaries or any of their respective assets that would have a Material Adverse Effect on Purchaser;

(q)	Pensions. Purchaser has provided adequate accruals in the Purchaser Financial Statements (or such amounts are fully funded) for all pension or other employee benefit obligations of Purchaser and its subsidiaries arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on Purchaser or its subsidiaries for such periods;

(r)	No Orders. No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of the Purchaser Shares or any other securities of Purchaser or AcquisitionCo has been issued by any Governmental Authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Purchaser or AcquisitionCo, are contemplated or threatened under any Applicable Laws or by any Governmental Authority;

(s)	Books and Records. The records and minute books of the Purchaser Parties have been maintained substantially in accordance with all Applicable Laws and are complete and accurate in all material respects;

(t)	Absence of Undisclosed Liabilities. Except as Publicly Disclosed by Purchaser, none of Purchaser or any of its subsidiaries has any material liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(i)	those set forth or adequately provided for or disclosed in the most recent balance sheet and associated notes thereto included in the Purchaser Financial Statements (the “Purchaser Balance Sheet”);

(ii)	those incurred in the ordinary course of business and not required to be set forth in the Purchaser Balance Sheet under U.S. GAAP;

(iii)	those incurred in the ordinary course of business since the date of the Purchaser Balance Sheet and consistent with past practice; or

(iv)	those incurred in connection with the execution of this Agreement;

(u)	Environmental. Except as Publicly Disclosed by Purchaser, to the knowledge of Purchaser, the Purchaser (i) is in compliance with any and all applicable Environmental Laws, (ii) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) has not received notice of any actual or potential liability, proceeding, application, order or directive for the investigation or remediation of any disposal or release of Hazardous Substances or otherwise as may require any material work, repairs, construction or expenditure or any demand or notice with respect to the breach of any Environmental Laws applicable to Purchaser, including, without limitation, any regulations respecting the use, storage, treatment, transportation or disposition of any Hazardous Substance, except, in the cases of clauses (i), (ii) and (iii), where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability or other matter would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser; and

(v)	Board Approval. The Purchaser Board of Directors and the AcquisitionCo Board of Directors have each unanimously endorsed the Arrangement and approved this Agreement and the Arrangement.

4.2	Representations and Warranties of Western

Western represents and warrants to and in favour of the Purchaser Parties and acknowledges that the Purchaser Parties are relying upon such representations and warranties in connection with the matters contemplated by this Agreement and the consummation of the Arrangement.

(a)	Organization and Qualification. Each member of the Western Group has been duly incorporated, amalgamated or created, as the case may be, and is validly subsisting under the Laws of its jurisdiction of formation and has the requisite power and authority to own its assets and properties as now owned and to carry on its business as now conducted. Each member of the Western Group is duly registered or authorized to conduct its affairs or do business, as applicable, and each is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or authorization necessary, except where the failure to be so registered or authorized would not, individually or in the aggregate, have a Material Adverse Effect on Western. Copies of the constating documents of each member of the Western Group provided to Purchaser, together with all amendments to date, are accurate and complete as of the date hereof and have not been amended or superseded;

(b)	Authority Relative to this Agreement. Each of Western and WesternZagros has the requisite corporate power and authority to execute this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by Western and WesternZagros of the transactions contemplated by the Arrangement has been duly authorized by the Western Board of Directors and the WesternZagros Board of Directors and, subject to the requisite approval of the Western Shareholders and the obtaining of the Final Order, no other proceedings on the part of Western and WesternZagros are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by Western and WesternZagros and constitutes a legal, valid and binding obligation of each of Western and WesternZagros enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered;

(c)

Subsidiaries. Western has no subsidiaries, other than WesternZagros and 852006 Alberta Ltd., Western Oil Sands L.P., Western Oil Sands Finance Inc., WesternZagros Ltd., 1331614 Alberta Ltd., Western US Holdings Inc., Western Oil Holdings (Barbados) Inc., Western Oil International Holdings Limited, Western Oil Sands (USA) Inc., Western Bluewater Resources (Trinidad) Inc. and 1318214 Alberta Ltd. (collectively, with Western, the “Western Group”) and Western owns, directly or indirectly, 100% of the outstanding securities of each of such subsidiaries.

All of the outstanding shares and all other ownership interests in the subsidiaries of Western are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by Western, are owned by Western free and clear of all Encumbrances, except pursuant to restrictions on transfer contained in the articles of such subsidiary. There are no rights of first refusal and similar rights restricting transfer of the Western Common Shares contained in shareholders, partnership, joint venture or similar agreements or pursuant to existing financing arrangements and there are no outstanding contractual or other obligations of any member of the Western Group to repurchase, redeem or otherwise acquire any of their respective securities or with respect to the voting or disposition of any outstanding securities of any of them;

(d)	No Violations. Except as disclosed to Purchaser in the Disclosure Letter, or as contemplated by this Agreement:

(i)	neither the execution and delivery of this Agreement by Western and WesternZagros nor the consummation of the transactions contemplated by the Arrangement nor compliance by the Western Parties with any of the provisions hereof will: (A) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Western Parties or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of: (1) articles or by-laws of either Western Party; or (2) any note, bond, mortgage, indenture, loan agreement, deed of trust agreement, lien, contract or other instrument or obligation to which a member of the Western Group is a party or to which any of them, or any of their respective properties or assets, may be subject or by which a member of the Western Group is bound; or (B) subject to compliance with applicable statutes and regulations, violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to the Western Group or any of their respective properties or assets (except, in the case of each of clauses (A) and (B) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate, have any Material Adverse Effect on Western, or significantly impede the ability of the Western Parties to consummate the transactions contemplated by the Arrangement); or (C) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would, individually or in the aggregate, have a Material Adverse Effect on Western; and

(ii)	other than in connection with or in compliance with the provisions of Applicable Laws in relation to the completion of the Arrangement or which are required to be fulfilled post Arrangement, and except for the requisite approval of Western Shareholders and the obtaining of the Final Order: (A) there is no legal impediment to the Western Parties’ consummation of the Arrangement; and (B) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of the Western Parties in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not, individually or in the aggregate, have a Material Adverse Effect on Western, or significantly impede the ability of the Western Parties to consummate the Arrangement;

(e)	Litigation. Except as set forth in the Disclosure Letter, there are no claims, actions, suits, proceedings, investigations, arbitrations, audits, grievances, assessments or reassessments in existence or pending or, to the knowledge of Western, threatened or for which there is a reasonable basis, affecting or that would reasonably be expected to affect the Western Group or affecting or that would reasonably be expected to affect any of their respective properties or assets at law or in equity or before or by any court or Governmental Authority which claim, action, suit, proceeding, investigation, arbitration, audit, grievance, assessment or reassessment involves a possibility of any judgment against or liability of the Western Group which would reasonably be expected to cause, individually or in the aggregate, a Material Adverse Change to Western, or would significantly impede the ability of the Western Parties to consummate the Arrangement;

(f)	Taxes, etc. Except as disclosed to Purchaser in the Disclosure Letter:

(i)	all Tax Returns required to be filed by or on behalf of any member of the Western Group for periods ended on and prior to the date of this Agreement have been duly filed on a timely basis and such tax returns are complete and correct in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other material Taxes are payable by any member of the Western Group with respect to items or periods covered by such Tax Returns;

(ii)	each member of the Western Group has, in all material respects, paid or has withheld and remitted to the appropriate Taxing Authority all Taxes, including any instalments or prepayments of Taxes, that are due and payable whether or not shown as being due on any Tax Return, or, where payment is not yet due, Western has established adequate accruals in conformity with GAAP in the Western Financial Statements for the period covered by such financial statements for any Taxes, including income taxes and related future taxes, if applicable, that have not been paid, whether or not shown as being due on any Tax Return. Western has, in all material respects, made adequate provision or disclosure in its books and records for any Taxes accruing in respect of any period subsequent to the period covered by such financial statements, whether or not shown as being due on any Tax Return;

(iii)	Purchaser has been furnished by Western true and complete copies of: (A) material portions of income tax audit reports, statement of deficiencies, closing or other agreements received by any member of the Western Group or on behalf of any member of the Western Group relating to the Taxes for any taxable period beginning within 8 years from the date hereof; and (B) any material Tax Returns for each member of the Western Group for any taxable period beginning within 3 years from the date hereof;

(iv)	no material deficiencies have been asserted in writing by any Governmental Authority with respect to Taxes of Western or any of its subsidiaries that have not yet been settled;

(v)	no member of the Western Group is a party to any tax sharing, tax indemnity or tax allocation agreement or arrangement and no member of the Western Group has or could have any material liabilities or obligations in respect of Taxes under any such tax sharing, tax indemnity or tax allocation agreement. No material liability (or reasonable claim of material liability) shall arise under any tax sharing, tax indemnity or tax allocation agreement or arrangement or as a result of this transaction;

(vi)	each of the owners of the Athabasca Oil Sands Project takes all of its product in kind and does not engage in any joint marketing of products. Each joint venture partner will continue to report separately its share of the items of income, deduction and credits of the joint venture on their respective tax returns and such separate reporting has occurred since the formation of the joint venture;

(vii)	no member of the Western Group is a party to any action or proceeding for assessment or collection of a material amount of Taxes, nor, to the knowledge of Western, has such an event been asserted in writing by any Governmental Authority or threatened against Western or its subsidiaries or any of their respective assets that would have, individually or in the aggregate, a Material Adverse Effect on Western. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or material Tax Returns of Western or its subsidiaries. No audit by Taxing Authorities of Western or its subsidiaries is in process or to the knowledge of Western, pending; and

(viii)	the Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which any member of the Western Group currently files a tax return;

(g)	Pensions. Western has provided adequate accruals in the Western Financial Statements (or such amounts are fully funded) for all pension or other employee benefit obligations of Western and its subsidiaries arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on Western or its subsidiaries for such periods;

(h)	Reporting Issuer Status. Western is a “reporting issuer” in each province of Canada and is in material compliance with all Applicable Canadian Securities laws therein and the Western Common Shares are listed and posted for trading on the TSX;

(i)	Capitalization. As of the date hereof, the authorized capital of Western consists of an unlimited number of Western Common Shares, an unlimited number of Non-voting Convertible Class B Equity Shares, an unlimited number of Class C Preferred Shares and an unlimited number of Class D Preferred Shares, issuable in series. As of the date hereof, there are issued and outstanding 161,876,552 Western Common Shares and no other shares are issued and outstanding. Other than Western Options, Western PSUs and Western DSUs to acquire up to 3,482,012 Western Common Shares and rights issued under the Western Shareholder Rights Plan, there are no options, warrants or other rights, plans agreements or commitments of any nature whatsoever requiring the issuance, sale or transfer by Western of any securities of Western (including Western Common Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Western (including Western Common Shares). All outstanding Western Common Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all Western Common Shares issuable upon the exercise of Western Options in accordance with the terms of such options will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights. Other than the Western Common Shares, there are no securities of any member of Western Group outstanding which have the right to vote generally (or except for the Western Options, Western PSUs and Western DSUs are exercisable or convertible into or exchangeable for securities having the right to vote generally) with the Western Shareholders on any matter;

(j)	Equity Monetization Plans. Except as set forth in the Disclosure Letter and other than the Western Options, Western PSUs and Western DSUs, there are no outstanding stock appreciation rights, phantom equity, profit sharing plan or similar rights, agreements, arrangements or commitments payable to any employee of Western and which are based upon the revenue, value, income or any other attribute of any member of the Western Group;

(k)	No Orders. No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the Western Common Shares or any other securities of Western or WesternZagros has been issued by any Governmental Authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Western, are contemplated or threatened under any Applicable Laws or by any Governmental Authority;

(l)	Reports. As of their respective dates: (i) the Western Financial Statements; (ii) Western’s statement of oil and gas reserves data and other oil and gas information dated February 7, 2007 (the “GLJ Report”) filed pursuant to National Instrument 51-101; (iii) Western’s information circular dated May 1, 2007; and (iv) all Western press releases, material change reports and business acquisition reports filed with the Securities Authorities since January 1, 2007, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all Applicable Laws. The Western Financial Statements were prepared in accordance with GAAP (except (x) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Western’s independent auditors or (y) in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year end adjustments or may be condensed or summary statements), and present fairly in accordance with GAAP the consolidated financial position, results of operations and changes in financial position of Western on a consolidated basis as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Western on a consolidated basis. There has been no material change in Western accounting policies, except as described in the notes to the Western Financial Statements, since January 1, 2007. Western has not filed any prospectuses or other offering document used by Purchaser in the offering of its securities, with the Securities Authorities since January 1, 2007;

(m)

Books and Records. The financial books, records and accounts of each member of the Western Group, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Western Group and (iii) accurately and fairly reflect the basis for the Western Financial Statements. The corporate records and minute books of each member of the Western Group have been maintained substantially in compliance with Applicable Laws and are complete and accurate in all material respects, and full access thereto has been provided to Purchaser;

(n)	Absence of Certain Changes or Events. Except as set forth in the Disclosure Letter and except for the Arrangement or any action taken in accordance with this Agreement, since December 31, 2006, Western has conducted its business only in the ordinary course of business substantially consistent with past practice; and, without limiting the generality of the foregoing, except as set forth in the Disclosure Letter, there has not occurred:

(i)	an amendment or proposed amendment to the articles or by-laws of Western;

(ii)	a Material Adverse Change with respect to Western;

(iii)	any material damage, destruction or loss not fully covered by insurance (subject to normal deductibles);

(iv)	any redemption, repurchase or other acquisition for cancellation of Western Common Shares by Western or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Western Common Shares;

(v)	any resolution to approve a split, consolidation or reclassification of any of its outstanding Western Common Shares;

(vi)	any change in its financial accounting methods, policies or practices, other than changes required by GAAP or official interpretations thereof and except for changes in practices in the ordinary course of business consistent with past practice;

(vii)	the granting by any member of the Western Group to any employees of the Western Group of any increase in compensation or benefits (including without limitation change of control agreements), except in the ordinary course of business consistent with past practice;

(viii)	the adoption of, any material amendment to or any termination of any bonus, profit sharing, employee benefit plan, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, share incentive or purchase plan, trust fund or arrangement for the benefit of Western employees, except in the ordinary course of business consistent with past practice;

(ix)	any sale, pledge, lease, disposition or Encumbrance of any of the assets of any member of the Western Group except in the ordinary course of business consistent with past practice;

(x)	any acquisition by any member of the Western Group (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) of any corporation, partnership or other Person or other business organization or division thereof (other than a member of the Western Group), or any investment either by the purchase of securities, contributions of capital, property, or any purchase of property or assets of any other Person (other than a member of the Western Group);

(xi)	other than in respect of Western’s existing credit facilities, the creation by any member of the Western Group of any indebtedness for borrowed money owed to a Person who is not a member of the Western Group or any other Liability or obligation owed to a Person who is not a member of the Western Group, or the issuance by any member of the Western Group of any debt securities or the guarantee, endorsement or otherwise acceptance of responsibility for the obligations of any other Person, or the making of any loans, or advances by any member of the Western Group, except in the ordinary course of business consistent with past practice;

(xii)	except as set forth in the Western Budget, the implementation of or commitment to incur by any member of the Western Group any capital expenditure;

(xiii)	any waiver of any provisions of, or release or termination of, any confidentiality or standstill agreement by any member of the Western Group in favour of any Person, or any amendment to any such agreement, or any consent to the making of a proposal in accordance with the terms of such agreement;

(xiv)	any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for material Tax refunds filed, any closing agreement entered into or request for a Tax ruling made, any Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; or

(xv)	any agreement by any member of the Western Group to do any of the foregoing;

(o)	Registration, Exemption Orders, Licenses, etc. To the knowledge of Western, Western has obtained and is in compliance with all licenses, permits, certificates, consents, orders, grants, registrations, recognition orders, exemption relief orders, no-action relief and other Governmental Authorizations, except where the failure to obtain or be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Western. Such Governmental Authorizations are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation of any such Governmental Authorization, except where the violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Western. No proceedings are pending or, to the knowledge of Western, threatened, which could result in the revocation or limitation of any Governmental Authorization, and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal, except where the failure to take such steps and make such filings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Western;

(p)	Compliance with Laws. The operations and business of each member of the Western Group is and has been carried out in compliance with and not in violation of any Applicable Laws, other than non-compliance or violation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Western, and Western has not received any notice of any alleged violation of any such Laws other than where such notice would not reasonably be expected to have a Material Adverse Effect on Western;

(q)	Restrictions on Business Activities. There is no judgment, injunction or order binding upon any member of the Western Group that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing its business or, individually or in the aggregate, have a Material Adverse Effect on Western;

(r)	Non-Arm’s Length Transactions. There are no material Contracts or other transactions currently in place between any member of the Western Group, on the one hand, and (i) any officer or director of a member of Western, (ii) any holder of record or beneficial owner of 10% or more of the voting securities of Western or (iii) any affiliate of any such officer, director or beneficial owner, on the other hand;

(s)	Title. Although it does not warrant title, Western has no reason to believe that Western or its subsidiaries, other than WesternZagros for which no representation and warranty is given, does not have title to or the right to produce and sell their petroleum, natural gas and related hydrocarbons (for the purpose of this clause, the foregoing are referred to as the “Interests”) and does represent and warrant that the Interests are free and clear of adverse claims created by, through or under the Western Group (other than WesternZagros) except as disclosed in the Public Record, any governmental registry or those arising in the ordinary course of business, which are not material in the aggregate, and that, to the best of its knowledge, information and belief, Western holds the Interests under valid and subsisting leases, licences, permits, concessions, concession agreements, contracts, subleases, reservations or other agreements, except where the failure to hold such rights in the event of such adverse claims or the failure to so hold its Interest would, individually or in the aggregate, not have a Material Adverse Effect on Western;

(t)

GLJ Report. Western has made available to GLJ Petroleum Consultants Ltd. (“GLJ”), prior to the issuance of GLJ Report, for the purpose of preparing the GLJ Report, all information requested by GLJ, which information did not contain any misrepresentation at the time such information was provided. Except with respect to changes in the prices of oil and gas, Western has no knowledge of a material adverse change in any production, cost price, reserves or other relevant information provided to GLJ since the date that such information was provided. Western believes that the GLJ Report reasonably presents the quantity and pre-tax present worth values of the oil and natural gas reserves attributable to the crude oil, natural gas liquids and natural gas properties evaluated in such report as of its effective date based upon information available at the time such reserves information was prepared, and Western believes that, at the date of such report, such report did not (and as of the date hereof, except as may be attributable to production since the date of such report does not) overstate the aggregate quantity or pre-tax present worth values of such reserves or the estimated monthly production volumes therefrom;

(u)	Environmental. To the knowledge of Western, each of the Western Parties (i) is in compliance with any and all applicable Environmental Laws, (ii) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) has not received notice of any actual or potential liability, proceeding, application, order or directive for the investigation or remediation of any disposal or release of Hazardous Substances or otherwise as may require any material work, repairs, construction or expenditure or any demand or notice with respect to the breach of any Environmental Laws applicable to any member of the Western Group, including, without limitation, any regulations respecting the use, storage, treatment, transportation or disposition of any Hazardous Substance, except, in the cases of clauses (i), (ii) and (iii), where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability or other matter would not, individually or in the aggregate, have a Material Adverse Effect on Western;

(v)	Public Record. Since January 1, 2007, the information and statements set forth in the Public Record were true, correct and complete in all material respects as of the date of such information and statements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

(w)	Absence of Undisclosed Liabilities. None of Western or any of its subsidiaries has any material liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(i)	those set forth or adequately provided for in the most recent balance sheet and associated notes thereto included in the Western Financial Statements (the “Western Balance Sheet”);

(ii)	those incurred in the ordinary course of business and not required to be set forth in the Western Balance Sheet under GAAP;

(iii)	those incurred in the ordinary course of business since the date of the Western Balance Sheet and consistent with past practice; and

(iv)	those incurred in connection with the execution of this Agreement;

(x)	Employee Benefit Plans. Western has provided to Purchaser true, complete and correct copies of each employee benefits plan (collectively, the “Western Plans”) covering active, former or retired employees of each member of the Western Group, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (i) each Western Plan has been maintained and administered in material compliance with its terms and is, to the extent required by Applicable Law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (ii) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof; (iii) each Western Plan that is required or intended to be qualified under Applicable Law or registered or approved by a Governmental Authority has been so qualified, registered or approved by the appropriate Governmental Authority, and to the knowledge of Western, nothing has occurred since the date of the last qualification, registration or approval that would reasonably be expected to adversely affect, or cause, the appropriate Governmental Authority to revoke such qualification, registration or approval; (iv) to the knowledge of Western, there are no pending or anticipated material claims against or otherwise involving any of the Western Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Western Plan activities) has been brought against or with respect to any Western Plan; (v) all material contributions, reserves or premium payments required to be made to the Western Plans have been made or provided for; and (vi) no member of the Western Group has any material obligations for retiree health and life benefits under any Western Plan;

(y)	Brokers and Finders. The Western Parties have not retained nor will they retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that Goldman, Sachs & Co., TD Securities Inc. and Tristone Capital Inc. have been retained as Western’s financial advisors in connection with certain matters including the transactions contemplated hereby. Western has delivered to the Purchaser Parties a true and complete copy of its agreements with Goldman, Sachs & Co. and TD Securities Inc. and Western hereby agrees not to amend such agreements without Purchaser’s consent. There are no fees payable to such advisors other than those disclosed in such agreements;

(z)	Employment and Officer Obligations. Other than as disclosed in the Disclosure Letter, there are no existing health plans or pension obligations or other employment or consulting services agreements, termination, severance and retention plans or policies of any member of the Western Group. The obligations of the Western Group under all such employment or consulting services agreements, termination, retention, severance plans or policies for severance, termination, retention or bonus payments or any other payments related to any Western incentive plan, arising out of or in connection with the Arrangement, shall not exceed the amounts set forth in the Disclosure Letter;

(aa)	Fairness Opinions. The Western Board of Directors has received opinions as of July 30, 2007 from Goldman, Sachs & Co. and TD Securities Inc. that the consideration to be received from Purchaser by Western Shareholders in connection with the Arrangement is fair, from a financial point of view, to the Western Shareholders;

(bb)	Insurance. Policies of insurance that are in force as of the date hereof naming any member of the Western Group as an insured adequately and reasonably cover all risks as are customarily covered by oil and gas producers in the industry in which the Western Group operates and having regard to the nature of the risk insured and the relative cost of obtaining insurance protect such member of the Western Group’s interests. All such policies shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement;

(cc)	Board Approval. The Western Board of Directors has unanimously endorsed the Arrangement and approved this Agreement, has unanimously determined that the Arrangement and this Agreement are in the best interests of Western and the Western Shareholders, and has, among other things, based on the opinion of its financial advisors, unanimously determined that the consideration in the respect of the Arrangement is fair, from a financial point of view, to Western Shareholders and has resolved to unanimously recommend approval of the Arrangement by Western Shareholders;

(dd)	Western Shareholder Rights Plan. The Western Shareholder Rights Plan will not apply to the Arrangement and prior to the Effective Time, Western will not implement any other shareholder rights plan or any other form of plan, agreement, contract or instrument that will trigger any rights to acquire Western Common Shares or other securities of Western or rights, entitlements or privileges in favour of any person upon the entering into of this Agreement or in connection with the Arrangement;

(ee)	Disclosure Letter. The matters disclosed to Purchaser in the Disclosure Letter remain true and correct as of the date hereof;

(ff)	Proceeds of Crime. To the knowledge of Western, neither Western nor WesternZagros has, directly or indirectly, (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to Western and WesternZagros and their respective operations and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation;

(gg)	Material Contracts. Western has provided to Purchaser an index as disclosed in the Disclosure Letter which lists the various Contracts regarding the Western Group which have been provided to Purchaser. Except as disclosed in the Disclosure Letter, such Contracts include all Contracts material to the conduct of the business and affairs of the Western Group and all such material Contracts are valid and subsisting. To the knowledge of Western, it is not, nor is it alleged to be (with or without the lapse of time or the giving of notice, or both), in breach or default in any material respect of any such material Contract and, to the knowledge of Western, no other party to any such material Contract is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder;

(hh)	No Guarantees. Except as set forth in the Disclosure Letter, Western has not guaranteed, endorsed, assumed, indemnified or accepted any responsibility for, and does not and will not guarantee, endorse, assume, indemnify or accept any responsibility for, contingently or otherwise, any indebtedness or the performance of any obligation of WesternZagros; and

(ii)	WesternZagros Contracts. There are no Contracts relating to the business and affairs of WesternZagros other than as disclosed in the Disclosure Letter.

4.3	Representations and Warranties of WesternZagros

WesternZagros represents and warrants to and in favour of Purchaser and acknowledges that Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Parent and Subsidiaries. Western owns 100% of the issued and outstanding shares of WesternZagros and except for Western Oil International Holdings Limited and WesternZagros Limited, WesternZagros has no subsidiaries that are material to its business, operation or financial condition;

(b)	Capitalization. As of the date hereof, the authorized capital of WesternZagros consists of an unlimited number of common shares, an unlimited number of non-voting class A common shares and an unlimited number of preferred shares, issuable in series. There are no options, warrants or other rights, agreements or commitments of any nature whatsoever requiring the issuance, sale or transfer by WesternZagros of any securities of WesternZagros or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of WesternZagros. All outstanding common shares and non-voting class A common shares in the capital of WesternZagros have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights;

(c)	Organization and Qualification. WesternZagros is a corporation duly incorporated or amalgamated and validly subsisting under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its assets and properties as now owned and to carry on its business as now conducted. WesternZagros is duly registered or authorized to conduct its affairs or do business, as applicable, and each is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held or the nature of its activities makes such registration or authorization necessary, except where the failure to be so registered or authorized would not, individually or in the aggregate, have a material adverse effect on WesternZagros. Copies of the constating documents of WesternZagros provided to Purchaser, together with all amendments to date, are accurate and complete as of the date hereof and have not been amended or superseded;

(d)

Authority Relative this Agreement. WesternZagros has the requisite corporate power and authority to execute this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by WesternZagros of the transactions contemplated by the Arrangement has been duly authorized by the WesternZagros Board of Directors and, expect as specified herein, no other proceedings on the part of WesternZagros are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by WesternZagros and constitutes a legal, valid and binding obligation of WesternZagros enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered;

(e)	Proceeds of Crime. To the knowledge of WesternZagros, neither Western nor WesternZagros has, directly or indirectly, (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to Western and WesternZagros and their respective operations and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation;

(f)	No Guarantees. Except as set forth in the Disclosure Letter, Western has not guaranteed, endorsed, assumed, indemnified or accepted any responsibility for, and does not and will not guarantee, endorse, assume, indemnify or accept any responsibility for, contingently or otherwise, any indebtedness or the performance of any obligation of WesternZagros; and

(g)	WesternZagros Contracts. There are no Contracts relating to the business and affairs of WesternZagros other than as disclosed in the Disclosure Letter.

4.4	Privacy Issues

(a)	For the purposes of this Section 4.4, the following definitions shall apply:

(i)	“applicable law” means, in relation to any Person, transaction or event, all applicable provisions of Laws by which such Person is bound or having application to the transaction or event in question, including applicable privacy laws;

(ii)	“applicable privacy laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);

(iii)	“authorized authority” means, in relation to any Person, transaction or event, any (a) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (b) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (c) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions, and (d) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event; and

(iv)	“Personal Information” means information (other than business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) about an identifiable individual disclosed or transferred to Purchaser by Western in accordance with this Agreement and/or as a condition of the Arrangement;

(b)	The Parties hereto acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use or disclosure of Personal Information disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”);

(c)	Prior to the completion of the Arrangement, neither Party shall use or disclose the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement. After the completion of the transactions contemplated herein, a Party may only collect, use and disclose the Disclosed Personal Information for the purposes for which the Disclosed Personal Information was initially collected from or in respect of the individual to which such Disclosed Personal Information relates or for the completion of the transactions contemplated herein, unless (a) either Party shall have first notified such individual of such additional purpose, and where required by applicable law, obtained the consent of such individual to such additional purpose, or (b) such use or disclosure is permitted or authorized by applicable law, without notice to, or consent from, such individual;

(d)	Each Party acknowledges and confirms that the disclosure of the Disclosed Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Arrangement, and that the Disclosed Personal Information relates solely to the carrying on of the business or the completion of the Arrangement;

(e)	Each Party acknowledges and confirms that it has taken and shall continue to take reasonable steps to, in accordance with applicable law, prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information;

(f)	Subject to the following provisions, each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Prior to the completion of the Arrangement, each Party shall take reasonable steps to ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access to such information in order to complete the Arrangement;

(g)	Where authorized by applicable law, each Party shall promptly notify the other Party to this Agreement of all inquiries, complaints, requests for access, variations or withdrawals of consent and claims of which the Party is made aware in connection with the Disclosed Personal Information. To the extent permitted by applicable law, the Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, variations or withdrawals of consent and claims; and

(h)	Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either Party, the other Party shall forthwith cease all use of the Disclosed Personal Information acquired by it in connection with this Agreement and will return to the requesting Party or, at the requesting Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies thereof) in its possession.

ARTICLE 5

CONDITIONS PRECEDENT

5.1	Mutual Conditions Precedent

The respective obligations of the Parties to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions, any of which may be waived by the mutual consent of such Parties without prejudice to their right to rely on any other of such conditions:

(a)	on or prior to September 28, 2007, the Interim Order shall have been granted in form and substance satisfactory to each of Purchaser and Western, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to Purchaser and Western, acting reasonably, on appeal or otherwise;

(b)	the Mailing Date shall occur not later than October 1, 2007;

(c)	the Arrangement Resolution shall have been passed by the Western Shareholders, on or prior to November 23, 2007 in accordance with the Interim Order and in form and substance satisfactory to each of Purchaser and Western, acting reasonably;

(d)	on or prior to November 30, 2007, the Final Order shall have been granted in form and substance satisfactory to Purchaser and Western, acting reasonably and such order shall not have been set aside or modified in a manner unacceptable to Purchaser and Western, acting reasonably, on appeal or otherwise;

(e)	the Articles of Arrangement to be filed with the Registrar in accordance with the Arrangement shall be in form and substance satisfactory to each of Purchaser and Western, acting reasonably;

(f)	the Effective Date shall have occurred not later than the Outside Date;

(g)	Purchaser and Western shall have obtained all consents, waivers, permissions and approvals necessary to complete the Arrangement by or from relevant Governmental Authorities, on terms and conditions satisfactory to the Parties, acting reasonably, including without limitation:

(i)	the approval of the Western Shareholders required for the Arrangement pursuant to the ABCA or as required by the Court and other matters relating to the Arrangement;

(ii)	the approval of the Court and; if applicable, the required approvals from the Minister of Industry under the Investment Canada Act;

(iii)	either a notification or a request for an advance ruling certificate under the Competition Act in respect of the Arrangement shall been made and (i) any waiting periods prescribed under the Competition Act shall have expired and the Parties shall have received a no-action letter from the Commissioner of Competition satisfactory to Marathon, acting reasonably; or (ii) the Parties shall have received an advance ruling certificate from the Competition Bureau in respect of the transactions contemplated herein; or (iii) the Commissioner of Competition shall have waived the obligation to file under section 114 of the Competition Act and the Parties shall have received a no-action letter from the Commissioner of Competition satisfactory to Marathon, acting reasonably;

(iv)	the approval of the NYSE with respect to the additional listing of the Purchaser Shares and the Purchaser Shares issuable on exchange of the Exchangeable Shares issuable under the terms of the Arrangement; and

(v)	the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable to the transactions contemplated under the Arrangement, shall have expired or been terminated, and no objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period and remain unresolved,

(collectively, the “Third Party Approvals”);

(h)	all domestic and foreign statutory and regulatory waiting periods applicable to the transactions contemplated by the Arrangement, shall have expired or have been terminated and no unresolved material objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period;

(i)	there shall be no action taken under any existing Applicable Law, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any Governmental Authority, that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein; or

(ii)	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein;

(j)	the Form S-3 shall have become effective under the U.S. Securities Act and no stop order suspending the effectiveness of the Form S-3 shall be in effect and no proceedings for such purpose shall be pending before the SEC; and

(k)	Purchaser and Western shall be satisfied that the Subsequent Transactions (as defined in the Plan of Arrangement) will be completed immediately following the Effective Time on terms and conditions mutually acceptable to Western and Purchaser.

The foregoing conditions are for the mutual benefit of Purchaser and Western and may be asserted by Purchaser and Western regardless of the circumstances and may be waived by Purchaser and Western (with respect to such Party) in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Purchaser or Western may have. If any of the foregoing conditions are not satisfied or waived, Western or Purchaser, as the case may be, may terminate this Agreement (save and except for Article 6, Section 4.4, Section 2.13 and Section 2.14 hereof which shall survive such termination and remain in full force and effect), provided that, prior to the filing of the Articles of Arrangement for the purpose of giving effect to the Arrangement, the Party intending to rely thereon has delivered a written notice to the other Party, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable conditions precedent. More than one such notice may be delivered by a Party.

5.2	Additional Conditions to Obligations of Purchaser

The obligation of Purchaser and AcquisitionCo to consummate the transactions contemplated hereby, and in particular the Arrangement, is subject to the following conditions:

(a)	Representations and Warranties. The representations and warranties of Western and WesternZagros set forth herein (i) that are qualified by a reference to Material Adverse Effect shall be true and correct in all respects as of the Effective Date as if made on and as of such date, and (ii) that are not qualified by a reference to a Material Adverse Effect shall be true and correct in all respects as of the Effective Date as if made on and as of such date unless the failure to be true or correct has not had or would not reasonably be expected to have, a Material Adverse Effect (and, for this purpose, any reference to “material” or other concepts of materiality in such representations and warranties shall be ignored) except, in each case (i) to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such date) or (ii) as affected by transactions contemplated or permitted by this Agreement, and each of Western and WesternZagros shall have provided to Purchaser a certificate of two senior officers certifying such accuracy on the Effective Date;

(b)	Covenants. Western and WesternZagros shall have complied in all material respects with their respective covenants herein, except where the failure to comply with such covenants would not reasonably be expected to have a Material Adverse Effect on the affairs, operations or business of Western or materially impede the completion of the Arrangement, and each of Western and WesternZagros shall have provided to Purchaser a certificate of two senior officers certifying compliance with such covenants;

(c)	No Actions. no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any Governmental Authority or by any elected or appointed public official or private Person in Canada or elsewhere, whether or not having the force of law and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, which in the sole judgment of Purchaser, acting reasonably, in either case has had or, if the Arrangement was consummated, would result in a Material Adverse Effect on Western or would have a material adverse effect on the ability of the Parties to complete the Arrangement;

(d)	Board and Shareholder Authorization. Western and WesternZagros shall have furnished Purchaser and AcquisitionCo with:

(i)	certified copies of the resolutions duly passed by the Western Board of Directors and the WesternZagros Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby; and

(ii)	certified copies of the resolutions of Western Shareholders, duly passed at the Western Meeting, approving the Arrangement Resolution;

(e)	Related Party Indebtedness. any director, officer, insider or other non-arm’s length party that is indebted to Western shall have repaid such indebtedness on or prior to completion of the Arrangement;

(f)	Western Meeting. the Western Meeting shall have been held on or before the Outside Date;

(g)	Material Adverse Change. between the date hereof and the Effective Time, there shall not have occurred or have been disclosed to Purchaser or the public, if not previously disclosed to Purchaser or the public, any Material Adverse Change with respect to Western;

(h)	Dissent Rights. holders of Western Common Shares representing not more than 15% of the Western Common Shares then outstanding shall have validly exercised, and not withdrawn, Dissent Rights;

(i)	Western Options, etc. all Western Options, Western PSUs and Western DSUs shall have been exercised or terminated;

(j)	Approval. the Western Board of Directors shall not have: (i) amended its affirmative recommendation to the Western Shareholders in a manner adverse to Purchaser; or (ii) withdrawn its affirmative recommendation to the Western Shareholders to vote in favour of the Arrangement Resolution;

(k)	Releases. executed releases in a form acceptable to Purchaser shall have been received by Purchaser on or prior to the Effective Date from each Person entitled to receive a severance amount or payment of an Employee Obligation as a consequence of the Arrangement, each as set forth in Section 2.6 hereof, provided however, that such releases shall only be required from each such individual who, as a consequence of the Arrangement, is no longer a director, officer or employee of any of the Western Parties; and

(l)	Zagros Agreement. Western, WesternZagros and WesternZagros Limited shall have signed the Zagros agreement, in the form agreed to by Western and Purchaser as of the date hereof.

The conditions in this Section 5.2 are for the exclusive benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances or may be waived by Purchaser in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Purchaser may have. If any of the foregoing conditions are not satisfied or waived, Purchaser may, in addition to any other remedies they may have at law or equity, terminate this Agreement (save and except for Article 6, Section 4.4, Section 2.13 and Section 2.14 hereof which shall survive such termination and remain in full force and effect) provided that, prior to the filing of the Articles of Arrangement for the purpose of giving effect to the Arrangement, Purchaser has delivered a written notice to Western, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Purchaser is asserting as the basis for the non-fulfillment of the applicable conditions precedent. More than one such notice may be delivered by Purchaser.

5.3	Additional Conditions to Obligations of Western

The obligation of Western to consummate the transactions contemplated hereby, and in particular the Arrangement, is subject to the following conditions:

(a)

Representations and Warranties. The representations and warranties of Purchaser set forth herein (i) that are qualified by a reference to Material Adverse Effect shall be true and correct in all respects as of the Effective Date as if made on and as of such date, and (ii) that are not qualified by a reference to a Material Adverse Effect shall be true and correct in all respects as of the Effective Date as if made on and as of such date unless the failure to be true or correct has not had or would not reasonably be expected to have, a Material Adverse Effect (and, for this purpose, any reference to “material” or other concepts of materiality in such representations and warranties shall be ignored), except in each case (i) to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such date), or (ii) as affected by transactions contemplated or permitted by this Agreement and Purchaser shall have provided to Western a certificate of two senior officers certifying such accuracy on the Effective Date;

(b)	Covenants. The Purchaser Parties shall have complied in all material respects with their respective covenants herein, except where the failure to comply with such covenants would not reasonably be expected to have a Material Adverse Effect on Purchaser or materially impede the Effective Date, and Purchaser shall have provided to Western a certificate of two senior officers certifying compliance with such covenants;

(c)	No Actions. no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any Governmental Authority or by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law, and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, which in the sole judgment of Western, acting reasonably, in either case has had or, if the Arrangement was consummated, would result in a Material Adverse Effect on Purchaser or would have a material adverse effect on the ability of the Parties to complete the Arrangement;

(d)	Board Authorization. Purchaser and AcquisitionCo shall have each furnished Western with certified copies of the resolutions duly passed by the Purchaser Board of Directors and the AcquisitionCo Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby;

(e)	Purchaser Shares. The Purchaser Shares issuable upon completion of the Arrangement and issuable upon exchange of the Exchangeable Shares issuable upon completion of the Arrangement shall be listed on the NYSE, subject to notice of issuance, and each shall be freely tradeable (other than as a result of any control person or affiliate restrictions which may arise by virtue of the ownership thereof) under applicable securities Laws;

(f)	Support Agreement and Exchange Trust Agreement. The Support Agreement and the Exchange Trust Agreement shall have been executed and delivered by the Purchaser and AcquisitionCo; and

(g)	Transition Services Agreement. Western and WesternZagros shall have signed the transition services agreement in the form agreed to by Western and Purchaser as of the date hereof.

The conditions in this Section 5.3 are for the exclusive benefit of Western and may be asserted by Western regardless of the circumstances or may be waived by Western in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Western may have. If any of the foregoing conditions are not satisfied or waived, Western may, in addition to any other remedies it may have at law or equity, terminate this Agreement (save and except for Article 6, Section 4.4, Section 2.13 and Section 2.14 hereof which shall survive such termination and remain in full force and effect), provided that, prior to the filing of the Articles of Arrangement for the purpose of giving effect to the Arrangement, Western has delivered a written notice to Purchaser, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Western is asserting as the basis for the non-fulfillment of the applicable conditions precedent. More than one such notice may be delivered by Western.

5.4	Notice and Effect of Failure to Comply with Conditions

Each of Purchaser and Western shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be likely to: (i) cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect; or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder; provided, however, that no such notification will affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.

5.5	Satisfaction of Conditions

The conditions set out in this Article 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, Articles of Arrangement are filed under the ABCA to give effect to the Arrangement.

ARTICLE 6

AGREEMENT AS TO DAMAGES AND OTHER ARRANGEMENTS

6.1	Purchaser Damages

Provided that there is no material breach of a representation or warranty by Purchaser or AcquisitionCo or material non performance by Purchaser or AcquisitionCo of any covenant by the date specified herein (excluding the breach of a covenant where Purchaser is precluded from satisfying its obligations through action or omission of Western), if at any time after the execution of this Agreement and prior to its termination:

(a)	the Western Board of Directors fails to make or has withdrawn, modified or publicly proposes to withdraw or modify the approvals, recommendation or determinations referred to in Section 2.9 in a manner adverse to Purchaser or shall have resolved to do so prior to the Effective Date;

(b)	an Acquisition Proposal is publicly announced, proposed, offered or made to the Western Shareholders and the Western Shareholders do not approve the Arrangement or the Arrangement is not submitted for their approval prior to the Outside Date and any Acquisition Proposal is consummated within twelve months from the termination of this Agreement;

(c)	Western accepts, recommends, approves or enters into or publicly proposes to accept, recommend or approve an agreement to implement a Superior Proposal subject to compliance with Section 3.5; or

(d)	Western breaches the provisions of Section 3.5 in any material respect, and Purchaser is not successful in completing the Arrangement,

(each of Section 6.1(a), 6.1(b), 6.1(c) and 6.1(d) above being a “Purchaser Damages Event”, then in the event of the termination of this Agreement pursuant to Article 8, Western shall pay to Purchaser $200,000,000 (the “Purchaser Termination Fee”) as liquidated damages in respect of a Purchaser Damages Event in immediately available funds to an account designated by Purchaser within one Business Day after the first to occur of the events described above. Following a Purchaser Damages Event, but prior to payment of the Purchaser Termination Fee, Western shall be deemed to hold such applicable payment in trust for Purchaser. Western shall only be obligated to pay one Purchaser Termination Fee pursuant to this Section 6.1.

6.2	Liquidated Damages

Purchaser acknowledges that the Purchaser Termination Fee set out in Section 6.1 is a payment of liquidated damages which are a genuine pre-estimate of the damages which the Purchaser will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and is not a penalty. Western irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, Purchaser agrees that the payment of the amount pursuant to Section 6.1 is the sole monetary remedy of Purchaser. Nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement, the Confidentiality Agreement or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith.

ARTICLE 7

AMENDMENT

7.1	Amendment

This Agreement may at any time and from time to time before or after the holding of the Western Meeting be amended by written agreement of the Parties hereto without, subject to Applicable Law, further notice to or authorization on the part of their respective securityholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(d)	waive compliance with or modify any other conditions precedent contained herein;

provided that no such amendment reduces or materially adversely affects the consideration to be received by a Western Shareholder without approval by the affected securityholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

ARTICLE 8

TERMINATION

8.1	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Date:

(i)	by mutual written consent of Purchaser and Western;

(ii)	as provided in Sections 5.1, 5.2 and 5.3;

(iii)	by Purchaser upon the occurrence of a Purchaser Damages Event as provided in Section 6.1;

(iv)	by Western upon the occurrence of a Purchaser Damages Event as provided in Section 6.1, provided that Western has paid to Purchaser the Purchaser Termination Fee;

(v)	by Western if:

(A)	Purchaser is in breach of any of its covenants made in this Agreement which breach individually or in the aggregate causes or would reasonably be expected to have a Material Adverse Effect on the affairs, operations or business of any of the Purchaser Parties or materially impedes the completion of the Arrangement and the transactions contemplated herein, and Purchaser fails to cure or cause the cure of such breach within five Business Days after receipt of written notice thereof from Western (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date); or

(B)

Purchaser is in breach of any of its representations or warranties made in this Agreement (i) that are qualified by a reference to Material Adverse Effect or (ii) that are not qualified by a reference to a

Material Adverse Effect and the breach thereof has or would reasonably be expected to have, a Material Adverse Effect (and, for this purpose, any reference to “material” or other concepts of materiality in such representations and warranties shall be ignored) on Purchaser or, in either case, such breach materially impedes the completion of the Arrangement, and Purchaser fails to cure or cause the cure of such breach within five Business Days after receipt of written notice thereof from Western (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date); or

(vi)	by Purchaser if:

(A)	Western is in breach of any of its covenants made in this Agreement which breach individually or in the aggregate causes or would reasonably be expected to have a Material Adverse Effect on the affairs, operations or business of any of the Western Parties or materially impedes the completion of the Arrangement and the transactions contemplated herein, and Western fails to cure or cause the cure of such breach within five Business Days after receipt of written notice thereof from Purchaser (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date); or

(B)	Western is in breach of any of its representations or warranties made in this Agreement (i) that are qualified by a reference to Material Adverse Effect or (ii) that are not qualified by a reference to a Material Adverse Effect and the breach thereof has or would reasonably be expected to have, a Material Adverse Effect (and, for this purpose, any reference to “material” or other concepts of materiality in such representations and warranties shall be ignored) on the Western Parties or, in either case, such breach materially impedes the completion of the Arrangement, and Western fails to cure or cause the cure of such breach within five Business Days after receipt of written notice thereof from Purchaser (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date); and

(b)	If this Agreement is terminated in accordance with the foregoing provisions of this Section 8.1, this Agreement shall forthwith become void and no Party shall have any further liability to perform its obligations hereunder except as provided in Article 6, Section 4.4, Section 2.13, and Section 2.14 and each Party’s obligations under the Confidentiality Agreement, which shall survive such termination, and provided that neither the termination of this Agreement nor anything contained in this Section 8.1(b) shall relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in any of its representations and warranties and any non-performance by it of its covenants made herein, prior to the date of such termination.

ARTICLE 9

NOTICES

9.1	Notices

All notices that may or are required to be given pursuant to any provision of this Agreement are to be given or made in writing and served personally, delivered by overnight courier or sent by facsimile transmission:

(a)	in the case of Purchaser or AcquisitionCo, to:

Marathon Oil Corporation

P.O. Box 4813

Houston, Texas 77210-4813

Attention: Clarence P. Cazalot, Jr., President and Chief Executive Officer

Facsimile: (713) 296-4100

with a copy to:

Bennett Jones LLP

Suite 4500, 855 - 2nd Street S.W.

Calgary, Alberta T2P 4K7

Attention: John H. Kousinioris

Facsimile: (403) 265-7219

(b)	in the case of Western or WesternZagros, to:

Western Oil Sands Inc.

2400 Ernst & Young Tower

440 Second Avenue S.W.

Calgary, Alberta T2P 5E9

Attention: James Houck, President and Chief Executive Officer

Facsimile: (403) 234-9156

with a copy to:

Macleod Dixon LLP

3700, 400 - 3rd Avenue SW

Calgary, Alberta T2P 4H2

Attention: Charles W. Berard

Facsimile: (403) 264-5973

or such other address as the Parties may, from time to time, advise the other Parties hereto by notice in writing. The date or time of receipt of any such notice will be deemed to be the date of delivery or the time such facsimile transmission is received.

ARTICLE 10

GENERAL

10.1	Binding Effect

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.2	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto.

10.3	Public Communications

Each of Purchaser and Western agree to consult with each other prior to issuing any press releases or otherwise making public statements with respect to this Agreement or the Arrangement or making any filing with any Governmental Authority with respect thereto. Without limiting the generality of the foregoing, no Party shall issue any press release regarding the Arrangement, this Agreement or any transaction relating to this Agreement without first providing a draft of such press release to the other Party and reasonable opportunity for comment; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any such disclosure required in accordance with Applicable Laws. If such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice promptly following such disclosure.

10.4	Costs

Except as otherwise expressly provided for in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expense, whether or not the Arrangement is completed.

10.5	Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be severable therefrom and the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.6	Further Assurances

Each Party hereto shall, from time to time and at all times hereafter, at the request of the other Parties hereto, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments and provide all such further assurances as may be reasonably required in order to fully perform and carry out the terms and intent hereof.

10.7	Time of Essence

Time shall be of the essence of this Agreement.

10.8	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta and the Parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

10.9	Waiver

Any Party may, on its own behalf only, (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance with the other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

10.10	Third Party Beneficiaries.

The provisions of Section 3.1(h) and Section 3.2(b) are: (i) intended for the benefit of all such present and former directors and officers and shall be enforceable by each of such persons and his or her heirs, executors, administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and Western shall hold the rights and benefits of such sections in trust for and on behalf of the Third Party Beneficiaries and Western hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

10.11	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

MARATHON OIL CORPORATION

By:	/s/ Clarence P. Cazalot, Jr.
CLARENCE P. CAZALOT, JR.
President & CEO

1339971 ALBERTA LTD.

By:	/s/ Richard L. Horstman
RICHARD L. HORSTMAN
Vice President

WESTERN OIL SANDS INC.

By:	/s/ David A. Dyck
DAVID A. DYCK
Vice President, Finance and
Chief Financial Officer

WESTERNZAGROS RESOURCES INC.

By:	/s/ David A. Dyck
DAVID A. DYCK
Senior Vice President and
Chief Financial Officer

SCHEDULE A

PLAN OF ARRANGEMENT UNDER SECTION 193

OF THE

BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE I

INTERPRETATION

1.01	In this Plan of Arrangement, the following terms have the following meanings:

(a)	“ABCA” means the Business Corporations Act, Alberta R.S.A. 2000, c. B-9, including the regulations promulgated thereunder;

(b)	“AcquisitionCo” means 1339971 Alberta Ltd. a corporation incorporated under the ABCA;

(c)	“Ancillary Rights” means the interest of a holder of Exchangeable Shares as a beneficiary of the trust created under the Voting and Exchange Trust Agreement, together with the benefits associated with the indirect support provided to the holder of Exchangeable Shares by Marathon and CallCo under the Support Agreement;

(d)	“Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to the arrangement pursuant to Section 193 of the ABCA set forth in this Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof;

(e)	“Arrangement Agreement” means the agreement dated July 30, 2007 among Marathon, AcquisitionCo, Western and WesternZagros with respect to the Arrangement and all amendments thereto;

(f)	“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been granted to give effect to the Arrangement;

(g)	“CallCo” means Marathon Canadian Oil Sands Holding Limited, an indirect wholly-owned subsidiary of Marathon;

(h)	“Cash Consideration” means $35.50 per Share to be received at the election or deemed election of a Shareholder (other than a Dissenting Shareholder) pursuant to Section 3.01(b) or Section 3.01(h);

(i)	“Certificate” means the certificate or certificates or other confirmation of filing to be issued by the Registrar pursuant to subsection 193(11) of the ABCA giving effect to the Arrangement;

(j)	“Class A Share” means a share of the new class A shares in the capital of Western created pursuant to Section 3.01(c)(i) and issued pursuant to Section 3.01(d);

(k)	“Class B Aggregate Redemption Amount” means the lesser of $412,669,383 and the aggregate redemption amount of all the issued and outstanding redeemable preferred shares to be issued by SpinCo during the course of the Subsequent Transactions;

(l)	“Class B Redemption Amount” means an amount equal to the quotient obtained by dividing the Class B Aggregate Redemption Amount by the number of issued and outstanding Class B Shares;

(m)	“Class B Share” means a share of the class B shares in the capital of Western created pursuant to Section 3.01(c)(ii) and issued pursuant to Section 3.01(d);

(n)	“Class C Aggregate Redemption Amount” means $1,000,000;

(o)	“Class C Redemption Amount” means an amount equal to the quotient obtained by dividing the Class C Aggregate Redemption Amount by the number of issued and outstanding Class C Shares;

(p)	“Class C Share” means a share of the class C shares in the capital of Western created pursuant to Section 3.01(c)(iii) and issued pursuant to Section 3.01(d);

(q)	“Common Shares” means the Class A Shares in the capital of Western, as constituted immediately prior to the Effective Time;

(r)	“Court” means the Court of Queen’s Bench of Alberta;

(s)	“Depositary” means a trust company licensed to carry on business in the Province of Alberta at its principal office in Calgary, Alberta;

(t)	“Dissenting Shareholders” means registered Shareholders who validly exercise the rights of dissent provided to them under the Interim Order;

(u)	“Effective Date” means the date the Arrangement is effective under the ABCA;

(v)	“Effective Time” means the time at which the Articles of Arrangement are filed with the Registrar on the Effective Date;

(w)	“Election Deadline” means 4:30 p.m. (Calgary time) on the business day immediately prior to the date of the Meeting or, if such meeting is adjourned, such time on the business day immediately prior to the date of such adjourned meeting;

(x)	“Exchangeable Share” means an exchangeable share in the capital of AcquisitionCo, to be created on or before the Effective Time, which shall initially be exchangeable on a one for one basis for Marathon Shares, subject to adjustment for future distributions with substantially the rights, privileges and restrictions set forth in Appendix A;

(y)	“Exchangeable Share Consideration” means the consideration in the form of 0.5932 of an Exchangeable Share and associated Ancillary Rights to be received at the election or deemed election of a Shareholder (other than a Dissenting Shareholder) pursuant to Section 3.01(h);

(z)	“Final Order” means the final order of the Court approving this Arrangement under subsection 193(9) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(aa)	“Information Circular” means the information circular to be prepared by Western and forwarded as part of the proxy solicitation materials to Shareholders in respect of the Meeting;

(bb)	“Interim Order” means the interim order of the Court under subsection 193(4) of the ABCA containing declarations and directions with respect to this Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(cc)	“ITA” means the Income Tax Act (Canada);

(dd)	“Letter of Transmittal and Election Form” means the letter of transmittal and election form accompanying the Information Circular sent to Shareholders for making their election to receive, in addition to the SpinCo Share Consideration and the SpinCo Warrant Consideration, the Cash Consideration, the Marathon Share Consideration, the Exchangeable Share Consideration or a combination thereof in exchange for their Common Shares;

(ee)	“Marathon” means Marathon Oil Corporation, a corporation organized and existing under the laws of Delaware and any successor corporation;

(ff)	“Marathon Share” means a common share in the capital of Marathon;

(gg)	“Marathon Share Consideration” means the consideration in the form of 0.5932 of a Marathon Share to be received at the election of a holder of Shares pursuant to Section 3.01(b) or Section 3.01(h);

(hh)	“Meeting” means the special meeting of Shareholders to be held to consider the Arrangement, and any adjournment thereof;

(ii)	“Non-Resident” means: (i) a person who is not a resident of Canada for the purposes of the ITA; or (ii) a partnership that is not a Canadian partnership for the purposes of the ITA;

(jj)	“NYSE” means the New York Stock Exchange;

(kk)	“Registrar” means the Registrar appointed under Section 263 of the ABCA;

(ll)	“Shareholder Rights Plan” means the shareholder rights plan adopted by Western pursuant to an amended and restated shareholder rights plan agreement dated as of May 11, 2005 between Western and Valiant Trust Company;

(mm)	“Shareholders” means, the holders from time to time of Common Shares, the Class A Shares, the Class B Shares or the Class C Shares, collectively or individually, as the context requires;

(nn)	“Shares” means, the Common Shares, the Class A Shares, the Class B Shares or the Class C Shares, collectively or individually, as the context requires;

(oo)	“Special Voting Share” means one share of preferred stock of Marathon, which entitles the holders of record of Exchangeable Shares who are beneficiaries under the Voting and Exchange Trust Agreement to a number of votes at meetings of Marathon Shareholders in accordance with the terms of such share and the Voting and Exchange Trust Agreement;

(pp)	“SpinCo” means WesternZagros Resources Ltd., a corporation incorporated pursuant to the ABCA;

(qq)	“SpinCo Share” means a common share in the capital of SpinCo;

(rr)	“SpinCo Share Consideration” means the consideration in the form of one SpinCo Share to be received by the holders of Shares pursuant to Section 3.01(b) or Section 3.01(e);

(ss)	“SpinCo Warrant” means a share purchase warrant entitling the holder thereof to purchase one SpinCo Share at a price of $2.50 until the date which is three months from the Effective Date in accordance with the terms and conditions of a warrant indenture to be entered between SpinCo and a trust corporation;

(tt)	“SpinCo Warrant Consideration” means the consideration in the form of one tenth of a SpinCo Warrant to be received by the holders of Shares pursuant to Section 3.01(b) or Section 3.01(f);

(uu)

“Subsequent Transactions” means the transactions to be effected sequentially forthwith after the Effective Time pursuant to which: (i) WesternZagros will issue additional common shares in its capital to Western for cash subscription proceeds of Cdn$81,533,877; (ii) all of the issued and outstanding shares of WesternZagros will be transferred to SpinCo in consideration for the issuance by SpinCo of redeemable preferred shares in the capital of SpinCo; (iii) the SpinCo redeemable preferred shares will be redeemed or purchased for cancellation in consideration for the issuance of a demand non-interest bearing promissory note of SpinCo; (iv) the Class B Shares held by SpinCo at that time will be redeemed or purchased for cancellation in consideration of the cancellation of such SpinCo promissory note; and (v) the Class C Shares held by SpinCo at that time will be redeemed or purchased for cancellation in consideration of the payment by Western to SpinCo of Cdn$1,000,000;

(vv)	“Support Agreement” means the agreement, so entitled and relating to the Exchangeable Shares, to be entered into among Marathon, CallCo and AcquisitionCo and dated as of the Effective Date;

(ww)	“Trustee” means Valiant Trust Company, in its capacity as trustee under the Voting and Exchange Trust Agreement;

(xx)	“Voting and Exchange Trust Agreement” means the agreement, so entitled and relating to the Exchangeable Shares, to be entered into among Marathon, CallCo, AcquisitionCo and the Trustee and dated as of the Effective Date;

(yy)	“Western” means Western Oil Sands Inc., a corporation amalgamated under the ABCA; and

(zz)	“WesternZagros” means WesternZagros Resources Inc., a corporation incorporated pursuant to the ABCA.

1.02 The division of this Plan of Arrangement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.03 Unless reference is specifically made to some other document or instrument, all references herein to articles, sections and subsections are to articles, sections and subsections of this Plan of Arrangement.

1.04 Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders; and words importing persons shall include individuals, partnerships, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities, and other entities.

1.05 Unless otherwise specified, all references to “dollars” or “$” shall mean Canadian dollars.

1.06 The following appendix to this Plan of Arrangement is incorporated by reference herein and forms part of this Plan of Arrangement.

Appendix A — Exchangeable Share Terms

1.07 In the event that the date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.08 References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

ARTICLE II

ARRANGEMENT AGREEMENT

2.01 This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

2.02 This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate, will become effective on, and be binding on and after, the Effective Time on: (i) the Shareholders; (ii) Western; (iii) WesternZagros; (iv) SpinCo; (v) Marathon; and (vi) AcquisitionCo.

2.03 The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

ARTICLE III

ARRANGEMENT

3.01 Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:

(a)	the Shareholder Rights Plan shall be terminated and all rights issued thereunder shall be extinguished;

(b)	each issued and outstanding Common Share held by a Non-Resident (other than Common Shares held by Dissenting Shareholders) shall be exchanged with AcquisitionCo for either Cash Consideration or Marathon Share Consideration in accordance with the election of such Non-Resident pursuant to Section 3.02 and subject, in either case, to prorating in accordance with Section 3.03; and as additional consideration for such Common Share, AcquisitionCo shall deliver to such Non-Resident, the SpinCo Share Consideration and SpinCo Warrant Consideration pursuant to Section 3.01(g);

(c)	the articles of Western shall be amended to cancel the classes of shares currently known as “Non-Voting Convertible Class B Equity Shares”, “Class C Preferred Shares” and “Class D Preferred Shares”, as there are no issued or outstanding shares of those classes and to change its authorized capital by the addition of:

(i)	an unlimited number of shares designated as “Class A Shares”, having the following rights, privileges, restrictions and conditions attaching thereto:

(A)	Dividends: The holders of the Class A Shares are entitled to receive dividends, if, as and when declared by the board of directors of Western, out of the assets of Western properly applicable to the payment of dividends in such amounts and payable at such times and at such place or places in Canada as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of Western entitled to receive dividends in priority to or rateably with the Class A Shares, the board of directors may in its sole discretion declare dividends on the Class A Shares to the exclusion of any other class of shares of Western;

(B)	Voting Rights: The holders of the Class A Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of Western, and to one vote at all such meetings in respect of each Class A Share held; and

(C)	Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of Western or other distribution of assets of Western among its shareholders for the purpose of winding-up its affairs, the holders of the Class A Shares shall, subject to the rights of the holders of any other class of shares of Western upon such a distribution in priority to the Class A Shares, be entitled to participate rateably in any distribution of the assets of Western;

(ii)	an unlimited number of shares designated as “Class B Shares”, having the following rights, privileges, restrictions and conditions attaching thereto:

(A)	Dividends: The holders of the Class B Shares are entitled to receive dividends, if, as and when declared by the board of directors of Western, out of the assets of Western properly applicable to the payment of dividends in such amounts and payable at such times and at such place or places in Canada as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of Western entitled to receive dividends in priority to or rateably with the Class B Shares, the board of directors may in its sole discretion declare dividends on the Class B Shares to the exclusion of any other class of shares of Western;

(B)	No Voting Rights: Subject to the provisions of the ABCA, the holders of the Class B Shares shall not be entitled as such to receive notice of or to attend or to vote at any meeting of the shareholders of Western;

(C)	Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of Western or other distribution of assets of Western among its shareholders for the purpose of winding-up its affairs, the holders of the Class B Shares shall be entitled, in priority to the holders of any other class of shares of Western, to receive an amount per Class B Share equal to the Class B Redemption Amount. After such distribution to the holders of the Class B Shares as provided above, holders of Class B Shares shall not be entitled to share in any further distribution of the assets of Western;

(D)	Redemption at the Option of Western: Subject to applicable law, Western may redeem all, but not less than all, of the then outstanding Class B Shares on delivery to the holders of the Class B Shares of a redemption price per Class B Share equal to the Class B Redemption Amount; and

(E)	Redemption at the Option of Holder: Subject to applicable law, the holder of a Class B Share may require Western to redeem all, but not less than all, of the then outstanding Class B Shares held by such holder on delivery to such holder of a redemption price per Class B Share equal to the Class B Redemption Amount; and

(iii)	an unlimited number of shares designated as “Class C Shares”, having the following rights, privileges, restrictions and conditions attaching thereto:

(A)	Dividends: The holders of the Class C Shares shall not be entitled to receive dividends;

(B)	No Voting Rights: Subject to the provisions of the ABCA, the holders of the Class C Shares shall not be entitled as such to receive notice of or to attend or to vote at any meeting of the shareholders of Western;

(C)	Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of Western or other distribution of assets of Western among its shareholders for the purpose of winding-up its affairs, the holders of the Class C Shares shall be entitled, subject to the rights of the holders of the Class B Shares, to receive an amount per Class C Share equal to the Class C Redemption Amount. After such distribution to the holders of the Class C Shares as above, holders of Class C Shares shall not be entitled to share in any further distribution of the assets of Western;

(D)	Redemption at the Option of Western: Subject to applicable law, Western may redeem all, but not less than all, of the then outstanding Class C Shares on delivery to the holders of the Class C Shares of a redemption price per Class C Share equal to the Class C Redemption Amount; and

(E)	Redemption at the Option of Holder: Subject to applicable law, the holder of a Class C Share may require Western to redeem all, but not less than all, of the then outstanding Class C Shares held by such holder on delivery to such holder of a redemption price per Class C Share equal to the Class C Redemption Amount;

(d)	the share capital of Western shall be reorganized such that each of the issued and outstanding Common Shares (other than Common Shares held by Dissenting Shareholders) shall be exchanged for one Class A Share, one Class B Share and one Class C Share and following such exchange the articles of Western shall be amended to cancel the Common Shares;

(e)	each issued and outstanding Class B Share shall be transferred to SpinCo in exchange for the issuance of the SpinCo Share Consideration;

(f)	each issued and outstanding Class C Share shall be transferred to SpinCo in exchange for the issuance of the SpinCo Warrant Consideration;

(g)	AcquisitionCo shall deliver to each Non-Resident whose Common Shares were exchanged pursuant to Section 3.01(b) such number of SpinCo Shares and SpinCo Warrants as are deliverable to such Non-Resident pursuant to Section 3.01(b); and

(h)	each issued and outstanding Class A Share (other than those held by AcquisitionCo and Dissenting Shareholders) shall be exchanged with AcquisitionCo in accordance with the election or deemed election of the holder of such Class A Share in accordance with Section 3.02, for:

(i)	Cash Consideration;

(ii)	Marathon Share Consideration;

(iii)	Exchangeable Share Consideration; or

(iv)	a combination thereof;

subject,	in each case, to Section 3.03.

3.02 With respect to the exchange of securities effected pursuant to Section 3.01(b) and Section 3.01(h):

(a)	Shareholders who are Non-Residents or who are exempt from tax under Part I of the ITA may elect to receive in respect of each Share exchanged, either the Cash Consideration or the Marathon Share Consideration;

(b)	Shareholders who are residents of Canada for the purposes of the ITA and not exempt from tax under Part I thereof may elect to receive in respect of each Share exchanged, the Cash Consideration, the Marathon Share Consideration, the Exchangeable Share Consideration or a combination thereof, subject to Section 3.03;

(c)	such elections as provided for in paragraphs (a) and (b) above shall be made by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such holder’s election, together with any certificates representing such holder’s Common Shares; and

(d)	any Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or otherwise fails to comply with the requirements of Section 3.02(c) and the Letter of Transmittal and Election Form shall be deemed to have elected to receive Cash Consideration as to 65%, and Marathon Share Consideration as to 35%, subject to proration in respect of the aggregate consideration to be provided for such holder’s Shares.

3.03 For greater certainty, with respect to any election pursuant to Section 3.02, a Shareholder may elect to receive a combination of the available types of consideration which may be elected in exchange for the aggregate number of Shares in respect of which such an election is made; provided however, for calculation purposes only, each individual Common Share may be only exchanged pursuant to Section 3.01(b) for either Cash Consideration or Marathon Share Consideration and each individual Class A Share may only be exchanged pursuant to Section 3.01(h) for any one of the Cash Consideration, the Marathon Share Consideration or the Exchangeable Share Consideration. The maximum amount of Cash Consideration to be paid to Shareholders pursuant to Section 3.01(b) and Section 3.01(h) is $3,807,847,771. The minimum number of Exchangeable Shares that may be elected by Shareholders pursuant to Section 3.01(h) is zero. The maximum number of Exchangeable Shares that may be elected by Shareholders pursuant to Section 3.01(h) is 29,400,000. The maximum aggregate number of Marathon Shares and Exchangeable Shares that may be issued to Shareholders pursuant to Section 3.01(b) and Section 3.01(h) is 34,300,000. In the event that:

(a)	the aggregate amount of Cash Consideration that would, but for this Section 3.03(a), be issued to Shareholders pursuant to Section 3.01(b) and Section 3.01(h) exceeds $3,807,847,771, then the Cash Consideration to be issued to any holder shall be determined by multiplying the total amount of Cash Consideration otherwise issuable to such holder by a fraction, rounded to six decimal places, the numerator of which is $3,807,847,771 and the denominator of which is the aggregate amount of the Cash Consideration otherwise issuable to all holders; and such holder shall be deemed to have elected to receive Marathon Share Consideration for the remainder of their Shares for which, but for this Section 3.03(a), such holder would otherwise have received Cash Consideration;

(b)	the aggregate number of Exchangeable Shares that would, but for this Section 3.03(b) and Section 3.03(c), be issued to Shareholders pursuant to Section 3.01(h) exceeds 29,400,000 Exchangeable Shares, then the number of Exchangeable Shares to be issued to any holder, subject to rounding in accordance with Section 5.06, shall be determined by multiplying the total number of Exchangeable Shares otherwise issuable to such holder by a fraction, rounded to six decimal places, the numerator of which is 29,400,000 and the denominator of which is the aggregate number of Exchangeable Shares otherwise issuable to all holders; and such holder shall be deemed to have elected to receive Marathon Share Consideration for the remainder of their Shares for which, but for this Section 3.03(b), such holder would otherwise have received Exchangeable Shares; and

(c)	the aggregate number of Marathon Shares and Exchangeable Shares that would, but for this Section 3.03(c), be issued to Shareholders pursuant to Section 3.01(b) and Section 3.01(h) (including those Marathon Shares which Shareholders are deemed to have elected to receive pursuant to Section 3.03(b) above) exceeds 34,300,000 Marathon Shares and Exchangeable Shares collectively, then the number of Marathon Shares and Exchangeable Shares to be issued to any holder, subject to rounding in accordance with Section 5.06, shall be determined by multiplying the total number of Marathon Shares and Exchangeable Shares otherwise issuable to such holder by a fraction, rounded to six decimal places, the numerator of which is 34,300,000 and the denominator of which is the aggregate number of Marathon Shares and Exchangeable Shares otherwise issuable to all holders; and such holder shall be deemed to have elected to receive Cash Consideration for the remainder of their Shares for which, but for this Section 3.03(c), such holder would otherwise have received Marathon Shares and Exchangeable Shares.

3.04 With respect to each holder of Common Shares (other than Dissenting Shareholders) immediately before the Effective Time:

(a)	upon the exchange of each Common Share effected pursuant to Section 3.01(b) and the delivery of the SpinCo Share Consideration and SpinCo Warrant Consideration pursuant to Section 3.01(g);

(i)	such holder shall cease to be a holder of such Common Share and the name of such holder shall be removed from the register of holders of Common Shares;

(ii)	AcquisitionCo shall become the holder of such Common Shares and shall be added to the register of holders of Common Shares;

(iii)	AcquisitionCo shall pay to such holder the Cash Consideration or deliver the Marathon Share Consideration payable to such holder and, if Marathon Share Consideration is payable, the name of such holder shall be added to the register of holders of Marathon Shares;

(iv)	AcquisitionCo shall cease to be the holder of the SpinCo Share and SpinCo Warrant deliverable in respect of such Common Share and the name of AcquisitionCo shall be removed from the register of holders of SpinCo Shares and SpinCo Warrants;

(v)	such holder shall become the holder of the SpinCo Share so deliverable and shall be added to the register of holders of SpinCo Shares; and

(vi)	such holder shall become the holder of the SpinCo Warrant so deliverable and shall be added to the register of holders of SpinCo Warrants;

(b)	upon the exchange of Common Shares for Class A Shares, Class B Shares and Class C Shares pursuant to Section 3.01(d):

(i)	each such Common Share shall and shall be deemed to be exchanged as described in subsection 3.01(d) without any further action being taken by the holder thereof;

(ii)	the holders of such Common Shares shall cease to be the holders of such Common Shares and such holders’ names shall be removed from the register of Common Shares with respect to all such Common Shares;

(iii)	each holder of such Common Shares thereafter shall and shall be deemed to hold as fully paid and non-assessable shares a number of Class A Shares equal to the number of Common Shares previously held by such holder and such holder’s name shall be added to the register of Class A Shares as registered holder of such shares and the share certificate representing Common Shares shall represent Class A Shares of the same number after the above described change as the number of Common Shares it represented before the change;

(iv)	each holder of such Common Shares thereafter shall and shall be deemed to hold as fully paid and non-assessable shares a number of Class B Shares equal to the number of Common Shares previously held by such holder and such holder’s name shall be added to the register of Class B Shares as registered holder of such shares and the share certificate representing Common Shares shall represent Class B Shares of the same number after the above described change as the number of Common Shares it represented before the change;

(v)	each holder of such Common Shares thereafter shall and shall be deemed to hold as fully paid and non-assessable shares a number of Class C Shares equal to the number of Common Shares previously held by such holder and such holder’s name shall be added to the register of Class C Shares as registered holder of such shares and the share certificate representing Common Shares shall represent Class C Shares of the same number after the above described change as the number of Common Shares it represented before the change;

(vi)	immediately after the exchange of the Common Shares for Class A, Class B and Class C Shares, the stated capital of the Class A Shares, Class B Shares and the Class C Shares shall be determined as follows:

(A)	the aggregate stated capital for the Class A Shares shall be an amount equal to $1.00;

(B)	the aggregate stated capital for the Class B Shares shall be an amount equal to the stated capital of the Common Shares immediately before the Effective Time minus $1,000,001; and

(C)	the aggregate stated capital for the Class C Shares shall be an amount equal to $1,000,000; and

(vii)	all references to a Common Share in the articles of Western shall be deemed to be references to one Class A Share, one Class B Share and one Class C Share;

(c)	upon the exchange of Class B Shares for SpinCo Shares effected pursuant to subsection 3.01(e):

(i)	each holder of Class B Shares shall cease to be a holder of Class B Shares and the name of such holder shall be removed from the register of holders of Class B Shares;

(ii)	SpinCo shall become the holder of the Class B Shares so exchanged and shall be added to the register of holders Class B Shares;

(iii)	SpinCo shall allot and issue to such holder the number of SpinCo Shares on the basis set forth in subsection 3.01(e) and the name of such holder shall be added to the register of holders of SpinCo Shares; and

(iv)	SpinCo shall add to the aggregate stated capital for its SpinCo Shares an amount equal to the Class B Aggregate Redemption Amount;

(d)	upon the exchange of Class C Shares for SpinCo Warrants effected pursuant to subsection 3.01(f):

(i)	each holder of Class C Common Shares shall cease to be a holder of Class C Shares and the name of such holder shall be removed from the register of holders of Class C Shares;

(ii)	SpinCo shall become the holder of the Class C Shares so exchanged and shall be added to the register of holders of Class C Shares; and

(iii)	SpinCo shall allot and issue to such holder the number of SpinCo Warrants on the basis set forth in subsection 3.01(f) and the name of such holder shall be added to the register of holders of SpinCo Warrants; and

(e)	upon the exchange of Class A Shares by a holder pursuant to subsection 3.01(h):

(i)	such holder shall cease to be a holder of Class A Shares and the name of such holder shall be removed from the register of holders of Class A Shares;

(ii)	AcquisitionCo shall become the holder of the Class A Shares so exchanged and shall be added to the register of holders Class A Shares; and

(iii)	AcquisitionCo shall pay to such holder the Cash Consideration, deliver the Marathon Share Consideration or allot and issue the Exchangeable Share Consideration payable to such holder as required and, if Marathon Share Consideration is payable, the name of such holder shall be added to the register of holders of Marathon Shares, and if Exchangeable Share Consideration is payable, the name of such holder shall be added to the register of holders of Exchangeable Shares.

3.05 A former holder of Class A Shares who (i) has exchanged Class A Shares under the Arrangement; and (ii) has received Exchangeable Shares in whole or in part under the exchange; shall be entitled to make an income tax election, pursuant to subsection 85(1) or 85(2) of the ITA, as applicable (and the analogous provisions of provincial income tax law) with respect to the transfer by the holder of Class A Shares, as applicable, to AcquisitionCo by providing two signed copies of the necessary election forms to Western within 90 days following the Effective Date, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the ITA (or applicable provincial income tax law), the forms will be signed by AcquisitionCo and returned to such former holders of Class A Shares within 30 days after the receipt thereof by

Western for filing with the Canada Revenue Agency (or the applicable provincial taxing authority). AcquisitionCo and Western will not be responsible for the proper completion of any election form and, except for the obligation of AcquisitionCo and Western to so sign and return duly completed election forms which are received by Western within 90 days of the Effective Date, AcquisitionCo and Western will not be responsible for any taxes, interest or penalties resulting from the failure by a former holder of Class A Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation). In its sole discretion, AcquisitionCo and Western may choose to sign and return an election form received by it more than 90 days following the Effective Date, but AcquisitionCo and Western will have no obligation to do so.

3.06 Western, AcquisitionCo, Marathon and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Common Shares, Marathon Shares or Exchangeable Shares such amounts as Western, AcquisitionCo, Marathon or the Depositary is required to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, territorial, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Western, AcquisitionCo, Marathon and the Depositary are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to Western, AcquisitionCo, Marathon or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Western, AcquisitionCo, Marathon or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE IV

DISSENTING SHAREHOLDERS

4.01 Each registered holder of Common Shares shall have the right to dissent with respect to the Arrangement in accordance with the Interim Order. A Dissenting Shareholder shall, on the Effective Date, cease to have any rights as a holder of Common Shares and shall only be entitled to be paid the fair value of the holder’s Common Shares. A Dissenting Shareholder who is paid the fair value of the holder’s Common Shares shall be deemed to have transferred the holder’s Common Shares to Western for cancellation on the Effective Date, notwithstanding the provisions of Section 191 of the ABCA. A Dissenting Shareholder who for any reason is not entitled to be paid the fair value of the holder’s Common Shares shall be treated as if the holder had participated in the Arrangement on the same basis as a non-dissenting holder of Common Shares and shall be deemed to have elected to receive for such holder’s Shares the consideration specified in Section 3.02(d), notwithstanding the provisions of Section 191 of the ABCA. The fair value of the Common Shares shall be determined as of the close of business on the last business day before the day on which the Arrangement is approved by the holders of Common Shares at the Meeting; but in no event shall Western be required to recognize such Dissenting Shareholder as a shareholder of Western after the Effective Time and the names of such holders shall be removed from the applicable register of shareholders as at the Effective Time. For greater certainty, in addition to any other restrictions in Section 191 of the ABCA, any person who has voted in favour of the Arrangement shall not be entitled to dissent with respect to the Arrangement.

ARTICLE V

OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

5.01 From and after the Effective Time, certificates formerly representing Common Shares acquired by AcquisitionCo under the Arrangement shall represent only the right to receive the consideration to which the holders are entitled under the Arrangement, or as to those held by Dissenting Shareholders, other than those Dissenting Shareholders deemed to have participated in the Arrangement pursuant to Section 4.01, to receive the fair value of the Common Shares represented by such certificates.

5.02 Western, AcquisitionCo and SpinCo, as applicable, shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former holder of Common Shares acquired by AcquisitionCo under the Arrangement of a duly completed Letter of Transmittal and Election Form and the certificates representing such Common Shares, either:

(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Letter of Transmittal and Election Form; or

(b)	if requested by such holder in the Letter of Transmittal and Election Form, make available or cause to be made available at the Depositary for pickup by such holder;

the Cash Consideration and certificates representing the number of SpinCo Shares, SpinCo Warrants, Marathon Shares and/or Exchangeable Shares, as applicable, issued to such holder under the Arrangement.

5.03 If any certificate which immediately prior to the Effective Time represented an interest in outstanding Common Shares that were exchanged pursuant to Section 3.01 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost, stolen or destroyed certificate the consideration to which the holder is entitled pursuant to the Arrangement (and any dividends with respect thereto) as determined in accordance with the Arrangement. The person who is entitled to receive such consideration shall as a condition precedent to the receipt thereof give a bond satisfactory to Western and its transfer agent in such form as is satisfactory to Western and such transfer agent or otherwise indemnify Western, Marathon and AcquisitionCo and the transfer agent, to the reasonable satisfaction of such parties, against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

5.04 All dividends payable with respect to any Marathon Shares, Exchangeable Shares and SpinCo Shares allotted and issued pursuant to this Arrangement for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. All monies received by the Depositary shall be invested by it in interest-bearing trust accounts upon such terms as the Depositary may reasonably deem appropriate. The Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such distributions and any interest thereon to which such holder, is entitled, net of applicable withholding and other taxes.

5.05 Any certificate formerly representing Common Shares that is not deposited with all other documents as required by this Plan of Arrangement on or before the day that is five years less one day from the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder of such Common Shares to receive the certificates representing: (i) the SpinCo Shares; (ii) SpinCo Warrants; (iii) Marathon Shares; (iv) Exchangeable Shares; and/or (v) cash.

5.06 No certificates representing fractional Marathon Shares, Exchangeable Shares, SpinCo Shares or SpinCo Warrants shall be issued upon the exchange of the Common Shares for Marathon Shares or Exchangeable Shares or the distribution of SpinCo Shares and SpinCo Warrants. In lieu of any fractional Marathon Share, Exchangeable Share, SpinCo Share or SpinCo Warrant, each registered Common Shareholder otherwise entitled to a fractional interest in a Marathon Share, Exchangeable Share, SpinCo Share or SpinCo Warrant will receive the nearest whole number of Marathon Shares, Exchangeable Shares, SpinCo Shares or SpinCo Warrants, as the case may be.

ARTICLE VI

AMENDMENTS

6.01 Western, WesternZagros, Marathon and AcquisitionCo may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the other parties, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to holders of Common Shares, if and as required by the Court.

6.02 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Western, WesternZagros, Marathon or AcquisitionCo at any time prior to or at the Meeting (provided that the other parties shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

6.03 Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if it is consented to by each of Western, WesternZagros, Marathon and AcquisitionCo.

6.04 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Western, provided that it concerns a matter which, in the reasonable opinion of Western, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of Western or any former holder of Common Shares.

APPENDIX A

EXCHANGEABLE SHARES

TERM SHEET

Designation:	Exchangeable Shares (non-voting redeemable preferred shares) of a direct or indirect Canadian subsidiary (“Purchaser”) of Marathon Oil Corporation (“Parent”).

Basic Right:	Exchangeable at any time on a one-for-one basis directly for freely-trading shares of common stock of Parent (“Parent Shares”), subject to adjustment.

Dividends:	Dividends will be payable on the Exchangeable Shares, if, as and when declared by the board of directors of Purchaser.

Parent Dividends:	In the event, from time to time, a cash dividend is paid on the Parent Shares, the dividend paid shall be evidenced by the adjustment of the Exchangeable Consideration (as defined below) in such a manner as to provide that the number of Parent Shares for which the Exchangeable Shares are exchangeable shall be increased to account for the cash dividend declared on the Parent Shares on an economically equivalent basis.

Retraction:	Each Exchangeable Share is retractable at any time at the option of the holder for an amount equal to the fair market value of one Parent Share on the retraction date, subject to adjustment, payment of which amount shall be satisfied by the delivery to the holder of one Parent Share (the “Exchangeable Consideration”), subject to adjustment and subject to an overriding retraction call right exercisable by Parent and any of its direct and indirect subsidiaries by delivery of the Exchangeable Consideration in exchange for the retracted Exchangeable Shares.

Exchange Right:	Parent shall grant a direct exchange right to a trustee pursuant to the terms of a Voting and Exchange Trust Agreement for the benefit of the holders of Exchangeable Shares.

Liquidation:	On liquidation of Purchaser, each Exchangeable Share entitles the holder to receive the Exchangeable Consideration in priority to any distribution made to the common shares of Purchaser and all other classes of shares ranking junior to the Exchangeable Shares, subject to a liquidation call right exercisable by Parent and any of its direct and indirect subsidiaries. On exercise of the liquidation call right, Parent will pay the holder the Exchangeable Consideration. In addition, an automatic exchange right in the event of liquidation of Parent will be granted by Parent to a trustee for the benefit of holders of Exchangeable Shares pursuant to the terms of the Voting and Exchange Trust Agreement.

Redemption:	Exchangeable Shares are not redeemable by Purchaser for four years after closing. Automatic redemption after the fourth anniversary date of closing, subject to extension at the option of Purchaser. Redeemed by delivery of the Exchangeable Consideration, subject to an overriding redemption call right in favour of Parent and its direct and indirect subsidiaries, exercisable by delivery of the Exchangeable Consideration in exchange for the Exchangeable Shares. There is also the possibility of an earlier redemption by the Purchaser in the following limited circumstances: (a) less than 20% of the Exchangeable Shares remain outstanding, (b) change of Canadian tax laws enabling holders to defer taxable event notwithstanding exchange of the Exchangeable Shares for Parent Shares, (c) a Parent control transaction where it is not reasonably practicable to accommodate the Exchangeable Shares, and (d) the occurrence of certain events which would otherwise entitle the holders of Exchangeable Shares to vote as shareholders of Purchaser where it is not reasonably practicable to accommodate the Exchangeable Shares or where the holders of Exchangeable Shares fail to take the necessary action to approve or disapprove of the matter to be voted on by the holders of Exchangeable Shares.

Voting Rights:	Holders of Exchangeable Shares will have equivalent voting rights to holders of Parent Shares. These rights will be represented in a special Parent voting preferred share issued to a trustee for the benefit of holders of Exchangeable Shares. Holders of Exchangeable Shares will have no voting rights in Purchaser, except as required by law in connection with certain extraordinary transactions or fundamental changes to Purchaser.

Information Rights:	Holders of Exchangeable Shares will be entitled to receive substantially the same materials that are distributed by Parent to holders of Parent Shares.

Ranking:	Exchangeable Shares rank in priority to the common shares of Purchaser and all other classes of shares of Purchaser ranking junior to the Exchangeable Shares as to dividends and any other distributions.

Other:	Support Agreement between Parent and Purchaser and Voting and Exchange Trust Agreement between Parent and the trustee for the benefit of the holders of Exchangeable Shares, each on terms and conditions customary for transactions of this nature.